UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ScanSource, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter from our Chair and CEO

Dear Shareholders:

Thank you for your investment in ScanSource. On behalf of ScanSource’s Board of Directors, it is my pleasure to invite you to participate in the upcoming 2023 Annual Meeting of Shareholders and encourage you to review the attached Notice of Annual Meeting of Shareholders and Proxy Statement and vote using the attached proxy card.

I want to take this opportunity to highlight some important changes and updates at ScanSource this year:

Our Performance in Fiscal 2022: Our exceptional fiscal year 2022 financial results demonstrate success in how we transformed ScanSource into the leading hybrid distributor we are today. Our hybrid distribution strategy enables our channel partners to meet end customer demand for devices and digital solutions. Our talented employees are executing our strategic plan to lead as a hybrid distributor connecting devices to the cloud and accelerating growth for partners across hardware, software, connectivity and cloud.

For fiscal year 2022, ScanSource provided an annual outlook for the first time and exceeded the full-year outlook. For fiscal year 2022, net sales increased 12% to $3.5 billion, and adjusted EBITDA increased 41% to $166.7 million. Fiscal year 2022 GAAP EPS increased to $3.44 per diluted share, and non-GAAP EPS increased to $3.97 per diluted share. As we reflect on fiscal 2022, these results validate our hybrid distribution strategy and signify a positive outlook for the long-term success of ScanSource.

Shareholder Engagement Efforts: Engagement with our shareholders is an important part of our Board’s governance commitment. Our engagement efforts focus on building relationships, expanding dialogue to cover strategy and governance topics and collecting shareholder feedback. This dialogue helps us to better understand shareholders’ views on a variety of relevant issues, including company strategy and performance, board diversity and refreshment, executive compensation and environmental, social and governance (ESG) practices. In addition, this dialogue led in part to the governance-related changes that were approved at the last annual meeting of shareholders.

Ongoing Commitment to Corporate Social Responsibility and Sustainability: ScanSource is committed to being an agent of positive change in our local communities. In 2022, we issued our latest ESG report which outlines how our ESG efforts align with our overall strategic plan and touches every aspect of our business and the stakeholders we serve, both internally and externally. With the guidance of our cross-functional ESG Task Force, we identified our most important areas of focus and developed our ESG roadmap. We made a number of key enhancements to our ESG report this year, including conducting our first ever materiality assessment, disclosing key environmental metrics such as our scope 1 and scope 2 emissions and aligning with the Sustainability Accounting Standards Board (SASB) reporting framework. These efforts provide a foundation for delivering meaningful reporting and a vision for a sustainable future.

Diversity & Inclusion: In fiscal 2022, we expanded our D&I efforts and focused in five areas: (i) sustaining and growing our existing initiatives by encouraging additional involvement at all levels of the organization; (ii) providing education and learning opportunities; (iii) developing mentoring/coaching programs, with a focus on diverse talent, (iv) launching a Partner Diversity Program intended to help diverse customers become more successful; and (v) conducting a review of our workforce representation and determining areas of opportunity for improvement. We renewed our recruiting efforts with historically black colleges and universities to make intentional efforts to improve minority representation across our company.

The Board of Directors remains deeply committed to a sound governance structure that promotes the best interests of our shareholders. To that end, the Board examines and discusses emerging corporate governance trends and best practices. We have corporate governance guidelines to help ensure that the Board is independent from management and appropriately performs its function as the overseer of management, and that the interests of the Board and management align with the interests of our shareholders. We believe our current leadership structure and corporate governance guidelines ensure effective independent Board leadership and oversight of management. In February 2022, we promoted John Eldh to the position of President of the Company. During fiscal 2022, our directors met five times, including five times in executive sessions without the Chief Executive Officer or other members of management present.

The Board also usually meets with the senior management team at each in-person meeting held at the Company’s headquarters. We have strong independent director leadership with Peter Browning serving as our Lead Independent Director and with all Board Committees being comprised solely of, and chaired by, independent directors.

Best regards,

Michael L. Baur

Chair of the Board and Chief Executive Officer

Notice of Annual Meeting of Shareholders

Thursday, January 26, 2023

9:00 a.m., Eastern Standard Time

The Annual Meeting of Shareholders of ScanSource, Inc. will be held at our principal executive offices, located at 6 Logue Court, Greenville, South Carolina 29615 on Thursday, January 26, 2023, at 9:00 a.m., Eastern Standard Time, for the following purposes:

1)	To elect eight members to the Board of Directors;
2)	To hold an advisory vote to approve the compensation of our Named Executive Officers (as defined in the Proxy Statement);
3)	To hold an advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers;
4)	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023; and
5)	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders whose names appear of record on our books at the close of business on November 28, 2022 will be entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person, but if you are unable to do so, please vote by signing and returning your proxy card or by voting via telephone or online. You are entitled to revoke your proxy at any time before it is exercised, and if you attend the Annual Meeting you may also revoke your proxy by voting in person. Voting online, by telephone, by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

By Order of the Board of Directors,

Michael L. Baur

Chair and Chief Executive Officer

December 13, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON JANUARY 26, 2023. The Company’s 2023 Notice of Annual Meeting and

Proxy Statement, 2022 Annual Report and other proxy materials are available under the

“Investors” tab on our website at www.scansource.com.

Proxy Summary

MEETING INFORMATION

Date and Time Thursday, January 26, 2023 at 9:00 a.m., EST Location 6 Logue Court Greenville, SC 29615	Even if you currently plan to attend the 2023 Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide to not attend the meeting. Submitting your proxy via internet, mobile device, telephone or mail does not affect your right to vote in person at the 2023 Annual Meeting.

How to Vote

Each shareholder is entitled to one vote for each share of common stock held on all matters presented at the 2023 Annual Meeting. Shareholders do not have the right to cumulate their votes for the election of directors. Shares may be voted by the following procedures:

In-Person	Via Internet	Via Telephone	Via Mail

Shares held directly in your name as the shareholder of record may be voted in person at the 2023 Annual Meeting. If you choose to vote in person at the 2023 Annual Meeting, please bring your proxy card and proof of personal identification. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the shareholder of record giving you the right to vote the shares.

Shares may be voted via the internet. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on January 25, 2023. Have your proxy card in hand when you access the website and follow the instructions given.

Shares may be voted via any touch-tone telephone by following the instructions on your proxy card. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on January 25, 2023. Have your proxy card in hand when you call and follow the instructions given.

Shares may be voted via mail by marking, signing and dating your proxy card and returning it in the postage-paid envelope found in your proxy package.

The following items of business will be addressed at the 2023 Annual Meeting:

1	The election of eight members to the Board of Directors	2	Approval of the compensation of our Named Executive Officers	3	Approval of the frequency of future advisory votes on the compensation of our Named Executive Officers	4	The appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023

	See page 14		See page 22		See page 23		See page 24

Only shareholders of record on November 28, 2022 (the “record date”) will be entitled to vote at the 2023 Annual Meeting, and each share will be entitled to one vote. At the close of business on the record date, there were 25,348,376 shares of our common stock outstanding and entitled to vote at the 2023 Annual Meeting.

Information Concerning Solicitation and Voting

This Proxy Statement is first being mailed on or about December 13, 2022 to shareholders of ScanSource, Inc. in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2023 Annual Meeting of Shareholders to be held on Thursday, January 26, 2023, at 9:00 a.m., Eastern Standard Time, at our principal executive offices, located at 6 Logue Court, Greenville, South Carolina 29615, and any adjournments thereof. The Proxy Statement contains information relating to the proposals to be voted upon at the meeting, the voting process, our Board, the compensation of our “Named Executive Officers” (“NEOs”), and certain other information.

The solicitation of proxies is being made by our directors and employees, and the cost of soliciting proxies will be borne by the Company. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and the Company will reimburse the normal handling charges for such forwarding services. Solicitation of proxies may be made by mail, in person, by telephone or by other electronic means, and by our directors, executive officers, and other employees, who will receive no additional compensation for their services.

As used in this Proxy Statement, the terms “ScanSource,” the “Company,” “we,” “us,” and “our” refer to ScanSource, Inc. and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only ScanSource, Inc. The term “common stock” means shares of our common stock, no par value per share.

PROPOSALS TO BE CONSIDERED AND VOTE REQUIRED

The following proposals are expected to be voted upon at the 2023 Annual Meeting:

◾

The election of the eight individuals named in this Proxy Statement to serve as members of our Board for a one-year term, each to serve until the 2024 Annual Meeting of Shareholders and until their successor is duly elected and qualified;

◾	An advisory vote to approve the compensation of our NEOs;
◾	An advisory vote on the frequency of future advisory votes on the compensation of our NEOs; and
◾	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023.

Only shareholders of record on November 28, 2022 (the “record date”) will be entitled to vote at the 2023 Annual Meeting, and each share of common stock will be entitled to one vote. At the close of business on the record date, there were 25,348,376 shares of our common stock outstanding and entitled to vote at the 2023 Annual Meeting.

All shares of our common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted (i) “FOR” the director nominees named in this Proxy Statement, (ii) “FOR” approval, on an advisory basis, of the compensation of our NEOs; (iii) for “ONE YEAR” on the advisory vote on the frequency of future advisory votes on the compensation of our NEOs; and (iv) “FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023. Management is not aware of any matters, other than those specified herein, that will be presented for consideration at the 2023 Annual Meeting. If other matters are properly presented for consideration at the 2023 Annual Meeting, the proxies named on the proxy card will have the discretion to vote on those matters for you.

Our Bylaws provide that the presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the 2023 Annual Meeting is necessary to constitute a quorum at the 2023 Annual Meeting and at any adjournments thereof. Signed proxies that withhold authority to vote for directors or reflect abstentions or broker non-votes (as described below) will be counted for purposes of determining if a quorum is present at the 2023 Annual Meeting. If a quorum is not present, the shareholders holding a majority of the shares at the meeting, in person or by proxy, have the power to adjourn the meeting; however, if the reconvened meeting is more than 120 days from the date of the original meeting, then we must establish a new record date. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

Brokers that are members of certain securities exchanges and that hold shares of our common stock in “street name” on behalf of beneficial owners have authority to vote on certain “discretionary” items when they have not received

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	1

Proposals to be Considered and Vote Required

instructions from beneficial owners. Under applicable securities exchange rules, our proposal to ratify the appointment of the independent registered public accounting firm is considered a discretionary item. However, proposal numbers one, two and three in this Proxy Statement are considered “non-discretionary” items and brokers cannot vote on these items without instructions, and a “broker non-vote” occurs when brokers do not receive instructions.

Assuming the existence of a quorum at the 2023 Annual Meeting:

◾

Directors are elected by a majority of the votes cast in uncontested elections. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. However, if a director does not receive a majority of votes cast “FOR” his or her election, our Second Amended and Restated Articles of Incorporation (as amended, the “Articles”) and Corporate Governance Guidelines provide that the director must tender his or her resignation to the Nominating and Corporate Governance Committee for its consideration.

◾

The compensation of our NEOs will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board or our Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our NEOs.

◾

The frequency of the advisory vote on future advisory votes on the compensation of our named executive officers receiving the greatest number of votes cast — one year, two years, or three years — will be deemed by us as the frequency that has been recommended by shareholders. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board or our Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the frequency of the advisory vote on the compensation of our NEOs.

◾

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions will not be treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. If your shares are held in street name and you do not provide voting instructions to your broker, your broker has discretionary authority to vote your shares with respect to this proposal.

HOW TO VOTE

Each shareholder is entitled to one vote for each share of common stock on all matters presented at the 2023 Annual Meeting. Shareholders do not have the right to cumulate their votes for the election of directors. Shares may be voted by the following procedures:

Voting In-Person. Shares held directly in your name as the shareholder of record may be voted in person at the 2023 Annual Meeting. If you choose to vote in person at the 2023 Annual Meeting, please bring your proxy card and proof of personal identification. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the shareholder of record giving you the right to vote the shares. If you need directions to the 2023 Annual Meeting, please contact Investor Relations at (864) 286-4892.

Voting via the Internet. Shares may be voted via the internet. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on January 25, 2023. Have your proxy card in hand when you access the website and follow the instructions given.

Voting via Telephone. Shares may be voted via any touch-tone telephone by following the instructions on your proxy card. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on January 25, 2023. Have your proxy card in hand when you call and follow the instructions given.

Voting via Mail. Shares may be voted via mail by marking, signing and dating your proxy card and returning it in the postage-paid envelope found in your proxy package.

2	2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

How to Vote

Even if you currently plan to attend the 2023 Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. Submitting your proxy via the internet, mobile device, telephone or mail does not affect your right to vote in person at the 2023 Annual Meeting.

VOTING OF PROXIES

By giving your proxy, you grant the right to vote your shares to Michael Baur, our Chief Executive Officer, Steve Jones, our Chief Financial Officer, and Lea Ann Guarnaccia, our Corporate Secretary. If you return a signed, but unmarked proxy card, your shares will be voted (i) FOR the election of each of the director nominees named herein; (ii) FOR approval, on an advisory basis, of the compensation of our NEOs; (iii) for ONE YEAR on the advisory vote on the frequency of future advisory votes on the compensation of our NEOs; and (iv) FOR ratification, on an advisory basis, of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023. Management is not aware of any matters, other than those specified herein, that will be presented for action at the 2023 Annual Meeting. If other matters are properly presented at the 2023 Annual Meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

If you are a registered shareholder (meaning a shareholder who holds share certificates issued in his or her name and therefore appears on the share register) and have executed a proxy, your proxy may be revoked at any time prior to such proxy being exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure, but may be accomplished by (i) voting again via the internet, any mobile device or telephone, (ii) requesting, completing and returning a second proxy card bearing a later date, (iii) giving written notice to the Corporate Secretary of the Company, or (iv) by voting in person at the 2023 Annual Meeting.

If your shares are held in the name of a broker, bank or other nominee, you should follow the voting instructions you receive from the holder of record to revoke or change your vote.

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	3

Corporate Governance

BOARD OF DIRECTORS

Director Independence

In accordance with the listing standards of The NASDAQ Stock Market (“NASDAQ”) and our Corporate Governance Guidelines (the “Guidelines”), our Board consists of a majority of independent directors. The Board has determined that all members of the Board, other than Mr. Baur, meet the requirements for being “independent” as defined in the SEC rules and regulations and NASDAQ listing standards.

The Board maintains an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee of the Board is comprised only of independent directors.

In addition, under our Guidelines, executive officers are prohibited from serving as a director of another company that concurrently employs a director of the Company.

Board Leadership Structure

The Board does not have a set policy on whether or not the Chief Executive Officer (“CEO”) and the Chair of the Board should be separate. Mr. Baur, who is also the CEO of the Company, serves as Chair of the Board, and Mr. Browning serves as Lead Independent Director of the Board. Mr. Baur was appointed as Chair upon the retirement of our former Chair, Mr. Fischer. Mr. Browning was appointed as the Lead Independent Director at that same time.

The Board reviews the Company’s board leadership structure annually. As part of this process, the Board considered the structures used by peer companies, alternative structures and the effectiveness of the Company’s current structure. The Board believes that the change to having Mr. Baur serve as Chair is important because it reflects the Board’s belief that the CEO can use his experience and performance at the Company to function as the Company’s overall leader, while the Lead Independent Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chair. The resulting structure sends a message to our employees, customers and shareholders that we believe in having strong, unifying leadership at the highest levels of management. At the same time, having a Lead Independent Director with a well-defined role provides an appropriate level of independent oversight and an effective channel for communications when needed.

Our Guidelines set forth the role of the Lead Independent Director, who must satisfy our independence standards. The Lead Independent Director has the following duties, among others:

◾	presiding at meetings of Board in the absence of, or upon the request of, the Chair;
◾	presiding over all executive meetings of non-employee and independent directors;
◾	serving as a liaison and supplemental channel of communication between the Chair and the independent directors;
◾	reviewing Board agendas and recommending matters in collaboration with the Chair; and
◾	if requested by major shareholders, being available for consultation and direct communication.

Board and Committee Meetings in Fiscal 2022

The Board met a total of five times during the 2022 fiscal year. Committees of the Board met a total of twelve times during the 2022 fiscal year. All of our directors attended at least 75% of Board and committee meetings that occurred during their tenure as a director during the 2022 fiscal year. We expect all Board members to attend annual meetings. All of our directors serving at the time attended the 2022 Annual Meeting.

Board’s Role in Risk Oversight

The Board as a whole actively oversees the risk management of the Company. Risks — the specific financial, operational, business and strategic risks that we face, whether internal or external — are identified by the Board and management together, and then each risk is assigned to either the full Board or a Board committee for oversight in accordance with its charter. Certain strategic and business risks, such as those relating to our products, markets and capital investments, are overseen by the entire Board. The full Board oversees the Company’s risk identification, risk assessment and management practices for strategic enterprise risks facing the company. In addition, each of the other committees oversees risks relevant to its scope of review. The Audit Committee oversees management of market and operational risks that could have a financial impact, or impact financial reporting, such as those relating to internal controls or

4	2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Board of Directors

liquidity. The Nominating and Corporate Governance Committee manages the risks associated with governance issues, such as the independence of the Board. The Compensation Committee is responsible for managing the risks relating to our executive compensation plans and policies and, in conjunction with the Board, key executive succession. Management regularly reports to the Board or relevant committee on actions that we are taking to manage these risks. In addition, our Board committees annually evaluate compliance with their respective charters, ensuring that the committees are exercising proper oversight.

Information Security and Cybersecurity

Information security and cybersecurity are critical components of our risk management program and are vital to maintaining our proprietary information and the trust of our customers and employees. Our information security program includes policies and procedures, prevention and detection mechanisms, incident response, business continuity planning and employee compliance and security awareness training. We also engage with third-party information security experts to assess our defense mechanisms and have a cyber risk insurance policy in place that provides coverage for security incident response expenses, certain losses due to network security failures, investigation expenses, privacy liability and certain third-party liability. We are not aware of having experienced any material information security breaches in the past three years.

Given the importance of information security and privacy to our stakeholders, the Board receives regular reports from senior management assessing our program for managing information security risks, including data privacy and data protection risks.

Director Education

The Company and each Board member are members of the National Association of Corporate Directors (“NACD”). As members of NACD and through other external director education service providers, the Company and each Board member have access to various programs, materials, reports, and research teams.

Corporate Governance Guidelines

The Board has established Guidelines that address various governance matters, including the role, function, size and composition of the Board, Board tenure, service on other public-company boards, conflict of interest issues, executive sessions of non-management directors, shareholder engagement, review of committee charters and the Board self-evaluation process. Copies of the Guidelines and certain other policies adopted by the Board are available on the “Investors” page of our website, www.scansource.com, under the “Corporate Governance” tab.

GENERAL BOARD FUNCTIONS

The Guidelines set forth general functions of the Board, including holding regular scheduled meetings and special meetings where appropriate, periodically reviewing management’s performance and our organizational structure, regularly reviewing management talent development and succession planning for our NEOs, reviewing and approving corporate strategy, determining compensation for our NEOs through the Compensation Committee and approving awards of equity-based compensation, overseeing our accounting and financial-reporting process and audits of our financial statements through the Audit Committee, identifying potential candidates for Board membership and reviewing Board succession planning, overseeing our risk management activities, and retaining independent advisors on behalf of the Board when appropriate.

DIRECTOR RESIGNATION POLICY

Section 4(c) of our Articles provides that directors are elected by a majority of votes cast in uncontested elections and a plurality of votes cast in contested elections. The Articles and Guidelines provide that a director will tender his or her resignation if, in an uncontested election, the director fails to receive a majority of the votes cast. The Board, on recommendation from the Nominating and Corporate Governance Committee, will then determine whether to accept the director’s resignation.

RETENTION OF INDEPENDENT ADVISORS

The Guidelines provide that the Board may retain independent advisors when appropriate.

SUCCESSION PLANNING

Our Board engages in an active succession planning process. On an annual basis, with the assistance of our CEO, it reviews the potential in-house candidates for each of the critical senior management positions and identifies areas of

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	5

Board of Directors

growth for those candidates that will best enable them to fill any need that we might have. Where there is not a satisfactory in-house candidate for a position, the Board considers whether outside candidates are likely to be available in a timely manner and whether other alternatives need to be considered. The Nominating and Corporate Governance Committee also regularly reviews Board succession planning and identifies potential candidates for Board membership, with the objective that all new, non-CEO candidates will be independent.

BOARD TENURE

The Board is elected annually and is not classified. The Board does not have a mandatory retirement age or term limits for directors. We believe our shareholders benefit from continuity of directors. To ensure the Board continues to generate new ideas and operate effectively, the Nominating and Corporate Governance Committee evaluates individual Board member performance and takes steps as necessary regarding continuing director tenure. The Nominating and Corporate Governance Committee considers each director’s age and length of tenure when considering Board composition and seeks to maintain a balance of experience and continuity, along with fresh perspectives.

COMPOSITION OF BOARD

The size of the Board may be increased or decreased by resolution of the Board. In August 2021, the Board decided to expand the size of the Board to ten members. The Board appointed Charles A. Mathis to serve as a new member of the Board. The Board currently consists of nine members. John P. Reilly, who served on the Board since 2001, retired from the Board when his current term of office expired at the 2022 Annual Meeting. In connection with Mr. Reilly’s retirement, the Board decreased the size of the Board to nine members. Michael J. Grainger, who has served on the Board since 2004, notified the Board that he plans to retire from the Board when his current term of office expires at the 2023 Annual Meeting. The Board expects that the Board will be decreased in size to eight members at that time.

The Guidelines provide that a majority of the Board will at all times be independent. Through the Nominating and Corporate Governance Committee, the Board will identify potential candidates for Board membership with the objective being that all new, non-management candidates will be independent. The Nominating and Corporate Governance Committee will confirm the independence of the non-management directors on an annual basis. The Board has determined that Directors Browning, Emory, Grainger, Mathis, Ramoneda, Rodek, Temple and Whitchurch meet the requirements for being “independent” as defined in the NASDAQ listing standards. Mr. Baur is the only management member of the Board.

BOARD DIVERSITY

The Nominating and Corporate Governance Committee regularly reviews the diversity of skills, expertise, background and other characteristics of existing and potential director candidates in deciding on nominations for election to the Board by our shareholders or for appointment to the Board. The Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board and takes diversity considerations into account when identifying candidates. The Nominating and Corporate Governance Committee seeks director nominees that would complement and enhance the effectiveness of the existing Board with respect to skills, knowledge, perspectives, experience, background and other characteristics. Furthermore, we are committed to the value of inclusion, and the Board believes it is important to consider diversity of race, ethnicity, gender, age, education, cultural background, and professional experiences.

SERVICE ON OTHER PUBLIC COMPANY BOARDS

A director may serve on only four public boards of directors (including the Company’s Board) and no more than three public company audit committees. The CEO may serve on only two public boards of directors (including the Company’s Board). All members of the Board, including the CEO, are compliant with the Guidelines regarding service on boards and audit committees of other public companies.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Pursuant to the Guidelines, the non-management directors must meet regularly as a Board and in committees in executive session, without the participation of the CEO or other members of the Company’s management. Our non-management directors met five times in executive session during fiscal 2022 Board meetings and twelve times in executive session during fiscal 2022 committee meetings.

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Board of Directors

DIRECTOR EVALUATIONS AND REVIEWS

In accordance with the Guidelines, the Board and the Nominating and Corporate Governance Committee conduct annual performance reviews of the Board and its committees. As a part of the evaluation process, the Board and each of the committees meet and discuss self-assessments and corporate governance matters.

CLAW-BACK POLICY

The Company’s claw-back policy applies to certain officers of the Company (a “Covered Officer”), which include all executive officers of the Company (as determined from time to time by the Board or the Compensation Committee), and such other employees who are participants in the Company’s equity incentive plans and cash incentive plans if the Board or the Compensation Committee deems them subject to the policy. Under the policy, if a Covered Officer receives an award under the applicable plan based on financial statements that subsequently are restated in a way that would decrease the amount of the award to which such person otherwise was entitled and the restatement is based in whole or in part on the misconduct of the Covered Officer, the Covered Officer is required to refund to the Company the difference between what he or she received and what he or she should have received. In addition, this policy requires the recoupment of any compensation to the extent otherwise mandated by applicable laws.

ANTI-PLEDGING POLICY

Under the Company’s anti-pledging policy, officers, directors and employees are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for a loan. All executive officers and directors are in compliance with this policy.

ANTI-HEDGING POLICY

The Board has adopted an anti-hedging policy that covers employees, officers and directors of the Company. Under the Company’s anti-hedging policy, employees, officers and directors are prohibited from hedging transactions. All executive officers and directors are in compliance with this policy.

Shareholder Engagement

Engagement with our shareholders remains a key focus for ScanSource and an important part of our Board’s governance commitment. Our recent engagement efforts focused on developing relationships, expanding dialogue to cover strategy and governance topics and collecting shareholder feedback. We pursue multiple avenues for shareholder engagement, including:

◾	holding video, teleconference and in-person meetings with our shareholders and prospective investors;
◾	participating in investor conferences;
◾	building relationships with sell-side analysts interested in the ScanSource ecosystem; and
◾	issuing periodic reports on our activities.

Over the past year, we reached out to shareholders representing over 70% of shares outstanding. We held engagement calls with some of our largest shareholders, which represent nearly 40% of shares outstanding. During these conversations, we heard from shareholders regarding our Board composition, corporate governance policies and executive compensation practices, as well as our policies on corporate social and environmental (ESG) responsibility. These engagements continue to provide us with valuable feedback that allows our Board to better understand our shareholders’ priorities and perspectives and to incorporate them into our deliberations and decision making.

As a result of shareholder feedback received last year, the Company amended its Articles to eliminate the supermajority voting requirements applicable to the Company and amended its Articles and Bylaws to require that directors be elected by a majority of votes cast in uncontested elections. In addition, the Company implemented other governance improvements in the form of updated Guidelines, board refreshment activities and board committee restructuring.

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Committees of the Board

COMMITTEES OF THE BOARD

The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees, each of which has a written charter. Copies of the charters for the Board committees, as well as our Guidelines, are available on the “Investors” page of our website, www.scansource.com, under the “Corporate Governance” tab. The following table reflects the membership of each of the Board’s committees and the Chair of the Board:

	BOARD OF DIRECTORS	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Michael L. Baur	Chair

Peter C. Browning				Chair

Frank E. Emory, Jr.

Michael J. Grainger

Charles A. Mathis		Chair

Dorothy F. Ramoneda

Jeffrey R. Rodek

Elizabeth O. Temple			Chair

Charles R. Whitchurch

Audit Committee

The Board has a standing Audit Committee. The Audit Committee currently is composed of Chair Mathis and Directors Browning, Emory, Grainger, Ramoneda, Rodek, Temple and Whitchurch. The functions of the Audit Committee include selecting the independent auditor, reviewing the scope of the annual audit undertaken by our independent auditor and the progress and results of its work, overseeing the quality, adequacy and effectiveness of our data security, privacy, technology and information security policies, procedures and internal controls, reviewing our financial statements and our internal accounting and auditing procedures and overseeing our internal audit function. The Audit Committee met four times during the 2022 fiscal year. Each member of the Audit Committee meets the definition of independence for audit committee members as set forth in the NASDAQ listing standards and Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that Chair Mathis and Directors Browning, Grainger, Rodek, Temple and Whitchurch each meets the requirements of an “audit committee financial expert” as defined in SEC rules and regulations.

Compensation Committee

The Compensation Committee is currently composed of Chair Temple and Directors Browning, Emory, Grainger, Mathis, Ramoneda, Rodek and Whitchurch. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for our NEOs, overseeing our equity-based plans, overseeing compensation risk assessment and considering such other matters as may from time to time be referred to the Compensation Committee by the Board. The Compensation Committee met four times during the 2022 fiscal year. Each member of the Compensation Committee meets the independence requirements for compensation committee members as set forth in the NASDAQ listing standards, and the Exchange Act. See “Executive Compensation — Compensation Discussion and Analysis” for a further discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of Chair Browning and Directors Emory, Grainger, Mathis, Ramoneda, Rodek, Temple and Whitchurch. The functions of the Nominating and Corporate Governance Committee include oversight and responsibility for (i) identifying individuals qualified to serve on our Board and recommending that the Board select a slate of director nominees for election at each annual meeting of our shareholders, (ii) assisting our Board in fulfilling its oversight responsibilities under the NASDAQ listing standards, our

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Committees of the Board

Articles and Bylaws and South Carolina law, and (iii) implementing our programs for complying with the rules and regulations of the SEC and NASDAQ (in conjunction with the Audit Committee, where necessary or appropriate) as well as other NASDAQ rulemaking initiatives pertaining to corporate governance considerations. Each member of the Nominating and Corporate Governance Committee meets the independence requirements as set forth in the NASDAQ listing standards. The Nominating and Corporate Governance Committee held four committee meetings in the 2022 fiscal year.

CANDIDATES FOR THE BOARD

The Nominating and Corporate Governance Committee will identify and screen potential nominees for directors, including nominees recommended by shareholders, and recommend nominees to the Board. See “Shareholder Proposals” for a discussion of the Company’s policies for shareholder nominees. The Nominating and Corporate Governance Committee has not adopted specific objective requirements for service on the Board. Instead, the Nominating and Corporate Governance Committee will consider various factors in determining whether to recommend to the Board potential new Board members, or the continued service of existing members, including the nominee’s experience and skills and whether such skills or experience are particularly relevant to us; whether the nominee would be an independent director under NASDAQ listing standards and applicable law; and in the case of existing members, the nominee’s contributions as a member of the Board during his or her prior service. In addition, in determining whether to recommend a director nominee, the committee members will consider and discuss diversity, among other factors, with a view toward the needs of the Board as a whole. Generally, the Board considers such factors as race, age, gender, national origin and other factors as part of the consideration with regard to diversity. The Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that the Board, as a whole, will possess the appropriate talent, skills and expertise to oversee our business. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a Board that best serves the needs of the Company and the interests of our shareholders.

Board Skills

The following matrix provides information regarding the current members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business and industry and demographic information. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute with respect to any of our directors is not marked does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.

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Candidates for the Board

	Michael L. Baur	Peter C. Browning	Frank E. Emory, Jr.	Michael J. Grainger	Charles A. Mathis	Dorothy F. Ramoneda	Jeffrey R. Rodek	Elizabeth O. Temple	Charles R. Whitchurch
Knowledge Skills and Experience

Audit & Internal Controls

Board Governance

CEO – Current or Former

Compensation & Benefits

Distribution & Channel Industry

International Business

Investor Relations

IT & Security

Operations

Public Co. Board (not SCSC)

Public Company Executive Role

Risk Management

Strategy & Acquisitions/Divestitures

Tax & Treasury

Board Diversity

The Nominating and Corporate Governance Committee values the benefits associated with a diverse board, which we interpret as including both gender and racial/ethnic diversity. Over the last five years, we have had three long-standing, non-diverse members who have either retired from our Board or have announced an intention to retire at the end of their current term. In that same time period, we have added three diverse members, as reflected in the table below. We similarly will take diversity into account as we identify future potential Board members, and we expect those who assist us in identifying Board candidates to include diverse candidates in their consideration. Three of eight of our director nominees, 37.5%, are either gender or racially/ethnically diverse.

The table below provides certain highlights of the composition of our Board members and nominees. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of December 13, 2022)

Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	2	7	—	—

Part II: Demographic Background

African American or Black	—	1	—	—

Asian	—	—	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	2	6	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—	—	—	—

Did not Disclose Demographic Background	—	—	—	—

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Communications with the Board

COMMUNICATIONS WITH THE BOARD

Our Board recognizes that creating long-term value for shareholders will require consideration of concerns of shareholders and other stakeholders in the industry and communities in which the Company operates. Shareholders and other interested persons may send written communications to the Board, the Chair of the Board or the Lead Independent Director (as applicable), or to one or more independent directors by directing such communication to our Corporate Secretary, Lea Ann Guarnaccia, by mail at our principal executive offices, or by e-mail to leaann.guarnaccia@scansource.com. All written communications will be compiled by the Corporate Secretary and promptly submitted to the individual directors being addressed or to the chair of the committee whose areas of responsibility include the specific topic addressed by such communication, or, in all other cases, to the Chair of the Board.

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Environmental, Social, and Corporate Governance

We are committed to being a good corporate citizen and being an agent of positive change in our local communities. Through our philanthropic pursuits and our focus on integrating environmental, social and governance (“ESG”) principles in our daily operations, we strive to create better places for our employees and neighbors to work and live. Operating in a responsible manner, valuing our employees, being good stewards of the environmental resources we utilize in our operations, and serving the communities we operate in form the basis of our ESG philosophy.

Our Board provides guidance and oversight to the CEO and other senior managers of corporate strategy and ESG efforts. In addition, the Nominating and Corporate Governance Committee evaluates the emergent ESG-related risks and the Company’s social and environmental goals and related policies and programs.

We operate under various ESG-related policies including a Business Partner Code of Conduct, a Human Rights Policy, and an Environmental Stewardship Policy. These policies are consistent with, and are an extension of, our existing Business Ethics and Code of Conduct and reflect the Company’s commitment to sustainability, diversity and accountability. The policies can be found in the Corporate Governance section of our website.

ESG Strategy and Progress

In calendar year 2022, the Company issued its latest ESG report which outlines how our ESG efforts align with our overall strategic business plan and touches every aspect of our operations and the stakeholders we serve, both internally and externally.

The revised report contains several key updates and disclosure enhancements. With the guidance of our cross-functional ESG Task Force, we identified our most important ESG topics and developed our ESG roadmap. We conducted a prioritization assessment to help us identify and prioritize the most important ESG issues to the Company and our key stakeholders like investors, customers, employees, the communities we live and work in and suppliers. The issues we identified, including diversity and inclusion (D&I), supply chain resilience, business ethics, employee engagement, data security and health and safety, represent the foundation of our ESG program going forward. Our ESG report summarizes these efforts in the form of a materiality matrix, which aligns with the Sustainability Accounting Standards Board (SASB) framework, prioritizing key ESG issues based on our stakeholder communities and importance to our business. Identifying these areas drives our overall ESG strategy and goals. We also calculated our Scope 1 and Scope 2 greenhouse gas (GHG) emissions and these are disclosed for the first time in our ESG report. Our ESG report also includes tables in the Appendix aligned with the SASB framework and demonstrates our commitment to providing disclosure of priority ESG topics for our business. Our disclosure maps to the “Multiline and Specialty Retailers & Distributors” SASB standards, which SASB identifies as our primary industry. The table includes references to where this information can be found in our ESG report or in other public documents and includes, among other things, demographic information about our United States workforce.

As a hybrid distributor of technology solutions and not a manufacturer, ScanSource is not an emissions-intensive business. However, we believe we must do our part to reduce global GHG emissions and have taken the first step to understand our environmental impact with an eye towards understanding our roadmap to become carbon neutral in the future. Given our operations, a majority of our emissions likely come from our supply chain, also called Scope 3 emissions. We are undertaking the process of understanding the most likely sources of our GHG emissions in the supply chain and will report on our progress over time.

Supplier diversity was identified as a key topic for our business and as a result we continue to examine our supplier code of conduct and existing policies and procedures to better understand our risk areas as well as opportunities to choose suppliers with lower environmental impact whenever possible.

Diversity & Inclusion

We have a comprehensive D&I program led by our Chief Diversity Officer (“CDO”). ScanSource was built on the foundation of seven core values, one being the commitment to an environment that respects and values the diverse backgrounds, interests and talents of the Company’s employees. ScanSource’s dedicated D&I program reaffirms this commitment. A key component of this program is the creation of an Advisory Council, which is an employee-led group focused on sharing insights, ideas, and opinions from employees as to how to most effectively implement diversity and inclusion strategies within the Company. Our CDO:

◾	Provides oversight to this group and additionally develops programs, training, and events that support and cultivate a diverse and inclusive workplace;
◾	Supports talent acquisition and recruitment efforts in support of the company’s D&I program; and

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Environmental, Social, and Corporate Governance

◾	Communicates with our partner and supplier communities to listen and gain feedback, helping to ensure the company is serving as a good partner in regards to its D&I efforts.

In 2022, our D&I efforts focused on four main areas:

◾	Sustainability & Growth
◾	Continue to promote current initiatives
◾	Encourage additional participation and involvement at all levels of our Company

◾	Awareness & Education
◾	Provide further educational opportunities to all employees
◾	Develop mentoring / coaching programs, with a focus on diverse talent
◾	Introduced Employee Resource Groups that have quarterly learning sessions

◾	Partner Diversity: Vendor Partnerships
◾	Identify applicable vendor base
◾	Develop program to broaden opportunities for diverse vendors

◾	Workforce Representation
◾	Review workforce metrics, determine areas of opportunity and establish goals
◾	Continue efforts with Historically Black Colleges and Universities and 2-year colleges
◾	Make intentional efforts to improve diverse representation at all levels

An example of our recent D&I efforts is the introduction of unconscious bias training for all managers in our organization. The training discusses what biases are, how to recognize them, and steps managers can take to become conscious of this in their thinking. We plan to extend this training to a broader group within our organization in the future.

In 2023, our D&I efforts will focus on:

◾	Launching an DE&I Learning Channel that our employees can access on our internal learnings systems
◾	Introducing an updated candidate interviewing and selection process
◾	Establishing workforce representation goals
◾	Initiating a mentoring program focused on women & people of color
◾	Introducing a sourcing Diversity Program focused on enhancing our utilization of minority and women-owned businesses in our operations

Corporate Governance Updates

Following shareholder approval at the 2022 Annual Meeting, the Company eliminated the supermajority voting requirements applicable to the Company and adopted a majority voting standard for directors in uncontested elections. In addition, the Company implemented other governance improvements in the form of updated corporate governance guidelines, board refreshment activities and board committee restructuring.

Charitable Activities

Shortly after our founding in 1992, we formed the ScanSource Charitable Foundation to support our commitment to giving back to our communities where we have operations through investments of time, talent, and resources. Our philanthropic efforts support the following areas of focus for giving back: community, education, environment, welfare of children, and workforce development. In calendar year 2021, we donated approximately $0.7 million to more than 60 non-profit organizations in communities in which our offices are located. Since our founding in 1992, ScanSource has invested nearly $20 million in our communities focused on community enrichment, education, environment, leadership development, recruiting, welfare of children, and workforce development. Our employees and executives also generously devote their time to serve as volunteers in the community and local schools, colleges and universities. These efforts positively impact our business, as we increase community support, provide our employees with greater opportunities for leadership development and training, and improve the job satisfaction of our employees.

We will continue to evolve our ESG program in a manner that is beneficial to the Company and our stakeholders.

ScanSource publishes an ESG report that is periodically updated and, while it is available under the “Investor” page of our website at www.scansource.com, under the “Corporate Governance” tab, the ESG report is not being incorporated by reference into this proxy statement.

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PROPOSAL NUMBER 1 – Election of Directors

The Company intends to nominate each of the individuals named below to serve as directors on our Board until their successor is duly elected and qualified at the 2024 Annual Meeting of Shareholders or, if earlier, his or her death, resignation or removal. Each of the nominees is currently a director of the Company. Mr. Grainger is not standing for reelection, and his term will end following the conclusion of the 2023 Annual Meeting. The Board thanks Mr. Grainger for his many years of valuable leadership and service to both the Company and his fellow directors.

Each of the proposed nominees has consented to stand for election as a member of our Board. We believe that each of our director nominees has served our shareholders’ interests well during his or her tenure as a director and will continue to do so. We believe that the Company and our shareholders benefit from the wide variety of industry and professional experience that characterizes the members of our Board.

The following sets forth certain information regarding the proposed nominees, including each director’s specific experience, qualifications, attributes and skills that led our Board to conclude that each nominee is well-qualified to serve as a member of the Board.

INFORMATION REGARDING NOMINEES FOR DIRECTOR

Michael L. Baur AGE 65 DIRECTOR SINCE December 1995 COMMITTEES None

Experience

Michael L. Baur is our Chair and Chief Executive Officer. Mr. Baur has served as either our President or CEO since our inception, as a director since December 1995, and as Chair of the Board since February 2019. Mr. Baur has been employed with the Company since its founding in December 1992.

Qualifications

Mr. Baur has served the Company since its inception and has developed a deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities. Mr. Baur has more than 40 years of experience in the IT industry, having served in various leadership and senior management roles in the technology and distribution industries before joining ScanSource. Mr. Baur brings strong leadership, entrepreneurial, business building and development skills and experience to the Board.

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Information Regarding Nominees for Director

Peter C. Browning AGE 81 DIRECTOR SINCE June 2014 COMMITTEES Lead Independent Director and Chair of Nominating and Corporate Governance Committee and serves on all committees

Experience

Peter C. Browning has served as a director of the Company since June 2014 and as Lead Independent Director since February 2019. He has extensive experience in business, serving as an executive officer of numerous public companies, including Continental Can Company, National Gypsum Company and Sonoco Products Company. He also has served on more than 14 public-company boards, including Acuity Brands from 2001 to 2021, Wachovia from 2002 to 2008, Nucor Corporation from 1999 to 2015, Lowe’s Companies from 1997 to 2014, EnPro Industries, Inc. from 2001 to 2015, and The Phoenix Companies from 1988 to 1999 and from 2000 to 2009, and in a variety of board leadership roles, including serving as non-executive chair, lead director and chair of audit, compensation and governance/nominating committees. Mr. Browning currently serves on the board of GMS, Inc.

Qualifications

Mr. Browning is a well-known authority on board governance and his knowledge and experience in that area are invaluable to our Board. He was the Dean of the McColl Graduate School of Business at Queens University of Charlotte from 2002 to 2005 and has served as the Managing Partner of Peter Browning Partners, a board advisory consulting firm, since 2009. Mr. Browning was selected for the “2011 and 2012 NACD Director 100 List” (a list of the most influential people in corporate governance in the boardroom). He co-authored a book on governance guidance, titled The Directors Manual: A Framework for Board Governance, which offers practical advice on leading an organization’s board.

Frank E. Emory, Jr. AGE 65 DIRECTOR SINCE October 2020 COMMITTEES Serves on all committees

Experience

Frank E. Emory, Jr. has served as a director of the Company since October 2020. Mr. Emory has served as Executive Vice President and Chief Administrative Officer of Novant Health since 2019. From June 2001 to December 2018, he served as a partner with Hunton Andrews Kurth LLP, an international law firm.

Qualifications

As a former partner of Hunton Andrews Kurth LLP, a former Chair of EDPNC, Inc., and executive of Novant Health (including serving as its Chief Administrative Officer), as well as service on numerous non-profit boards, Mr. Emory brings considerable experience overseeing legal, government relations, risk management, corporate audit, compliance, human resources and diversity, inclusion and health equity teams to the Board.

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Information Regarding Nominees for Director

Charles A. Mathis AGE 62 DIRECTOR SINCE August 2021 COMMITTEES Chair of Audit Committee and serves on all committees

Experience

Charles A. Mathis serves as Executive Vice President and Chief Financial Officer of Amentum, a premier government and commercial services provider. Previously, Mr. Mathis served as Executive Vice President and Chief Financial Officer for Science Applications International Corporation (“SAIC”), a U.S. government IT services provider, from 2016 to 2021. Prior to joining SAIC, Mr. Mathis served as Chief Financial Officer at the Company, from 2012 to 2016. Prior to joining the Company, Mr. Mathis was Chief Financial Officer from 2008 to 2012 for Force Protection Inc., a global defense company. He also served as the chief financial officer for Fort Worth-based EFW, Inc., the U.S.-based subsidiary of the Israeli defense contractor, Elbit Systems, from 2006 to 2008.

Qualifications

As a former executive at SAIC, a Fortune 500 company (including serving as its Chief Financial Officer), Mr. Mathis has extensive experience in mergers and acquisitions, finance and accounting, financial controls, and U.S. government contracting and compliance. Mr. Mathis also brings an understanding of our Company and business, previously serving as Chief Financial Officer.

Dorothy F. Ramoneda AGE 63 DIRECTOR SINCE November 2019 COMMITTEES Serves on all committees

Experience

Dorothy F. Ramoneda has served as a director of the Company since November 2019. Ms. Ramoneda has been in the role of Executive Vice President and Chief Information Officer of First-Citizens Bank since January 2014. She also has served as Chief Information Officer and Vice President of Information Technology and Telecommunications at Progress Energy.

Qualifications

Ms. Ramoneda has extensive leadership experience serving as the Chief Information Officer of a Fortune 500 Company and in multiple industries. Ms. Ramoneda started her career at Arthur Andersen doing system integration, business process outsourcing and practice management. Over Ms. Ramoneda’s career, she has provided leadership for the continued development of innovative, robust, and secure information technology environments, giving her an understanding of the challenges and issues in our industry and the industries of many of our vendors and customers.

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Information Regarding Nominees for Director

Jeffrey R. Rodek AGE 69 DIRECTOR SINCE May 2020 COMMITTEES Serves on all committees

Experience

Jeffrey Rodek has served as a director of the Company since May 2020. Mr. Rodek has served as an Executive Network Advisor and Limited Partner of Tensility Venture Partners, a venture capital firm investing in early-stage AI startups, since October 2017, as well as Executive Advisor and member of the Leadership Council for Pathr.ai Inc. since September 2021. From July 2007 to May 2018, Mr. Rodek served as a Senior Lecturer at the Fisher College of Business at The Ohio State University. Prior to that, Mr. Rodek served as Senior Advisor and Executive Partner at Accretive, LLC from July 2007 to December 2009; as Executive Chairman, Chairman and Chief Executive Officer of Hyperion Solutions Corporation from October 1999 to April 2007; and as President and Chief Operating Officer of Ingram Micro Corporation from 1995 to 1999.

Qualifications

Mr. Rodek has over 40 years of business and leadership experience spanning across multiple industries. Over Mr. Rodek’s career, he has driven performance growth and improved corporate governance strategies in the logistics, enterprise software and technology solutions industries, giving him a keen understanding of the challenges and issues present in our industry.

Elizabeth O. Temple AGE 57 DIRECTOR SINCE September 2017 COMMITTEES Chair of Compensation Committee and serves on all committees

Experience

Elizabeth O. Temple has served as a director of the Company since September 2017. Ms. Temple has served as the Chair and Chief Executive Officer of Womble Bond Dickinson (US) LLP since January 1, 2016. She has been a practicing corporate and securities attorney at the firm since 1989. Prior to serving as Chair and Chief Executive Officer, Ms. Temple served in a number of leadership roles at the firm over the past decade and has been a partner at the firm since 1997.

Qualifications

Ms. Temple has extensive leadership experience serving as the Chief Executive Officer of a global law firm. Over Ms. Temple’s legal career, she has counseled public and private companies on their highest strategic priorities, giving her an understanding of the challenges and issues in the Company’s industry and the industries of many of its vendors and customers. Her background as a legal advisor to public companies and boards provides the Board with additional expertise in the areas of risk management, corporate governance, acquisitions and securities regulation.

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Information Regarding Nominees for Director

Charles R. Whitchurch AGE 76 DIRECTOR SINCE February 2009 COMMITTEES Serves on all committees

Experience

Charles R. Whitchurch has served as a director of the Company since February 2009. Mr. Whitchurch served as the Chief Financial Officer of Zebra Technologies Corporation from September 1991 to June 2008. Mr. Whitchurch previously served on the boards of directors of SPSS, Inc., a publicly-held provider of predictive analytic software, from October 2003 to October 2009, Landmark Aviation, a privately-held operator of fixed-base aviation operations throughout the United States and Europe, from October 2008 to October 2012, Tricor Braun Holdings, a privately-held distributor of rigid packaging materials, from July 2010 to November 2016, and Ashworth College, a provider of nationally accredited on-line education, from June 2010 to December 2019. On all boards of other companies, he served as Chair of the Audit Committee.

Qualifications

Mr. Whitchurch’s executive career brings in-depth knowledge of business operations and strategy and broad experience related to financial and corporate governance matters through his tenure serving on the boards of directors of public companies, including serving as the chair of audit committees. With over three decades of service as a Chief Financial Officer, more than half of which was with a public company, Mr. Whitchurch has a deep understanding of the complex accounting issues often faced by public companies.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors unanimously recommends that shareholders vote “FOR” each of the nominees listed above.

INFORMATION REGARDING NON-CONTINUING DIRECTORS

Michael J. Grainger AGE 70 DIRECTOR SINCE October 2004 COMMITTEES Serves on all committees

Experience

Michael J. Grainger has served as a director of the Company since October 2004. Mr. Grainger served as President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor, from January 2001 to April 2004. From May 1996 to July 2001, he served as Executive Vice President and Chief Financial Officer of Ingram Micro, and from July 1990 to October 1996 as Vice President and Controller of Ingram Industries, Inc. Mr. Grainger currently serves on the board of directors of Ingram Industries, Inc., a multinational diversified private company.

Qualifications

As a former executive of Ingram Micro (including serving as its Chief Financial Officer), Mr. Grainger brings extensive knowledge of our industry and our competitive environment to the Board. He also brings extensive accounting and financial skills important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters.

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2022 Director Compensation Table

2022 DIRECTOR COMPENSATION TABLE

The following table provides information regarding the compensation paid to each of our non-employee directors for the fiscal year ended June 30, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(4)	Total ($)
Peter C. Browning	165,833	133,385	299,218
Frank E. Emory, Jr.	85,000	133,385	218,385
Michael J. Grainger	85,833	133,385	219,218
Charles A. Mathis(2)	77,917	133,385	211,302
Dorothy F. Ramoneda	85,000	133,385	218,385
John P. Reilly(3)	43,333	133,385	176,718
Jeffrey R. Rodek	85,000	133,385	218,385
Elizabeth O. Temple	98,333	133,385	231,718
Charles R. Whitchurch	110,000	133,385	243,385

(1)

Amounts shown are the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see Note 12 to our audited financial statements for the fiscal year ended June 30, 2022, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022. Each then-serving non-employee director received a restricted stock award on August 27, 2021 for 3,700 shares that vested in February 2022.

(2)	Mr. Mathis was appointed as a director of the Company effective August 19, 2021.
(3)	Mr. Reilly’s service as a director of the Company ended on January 27, 2022.
(4)	No director had any stock awards outstanding as of June 30, 2022.

Cash Retainers for Fiscal 2022

Directors who are not our employees are paid an annual retainer of $85,000. An additional annual retainer of $70,000 is paid, as applicable, to a non-executive Chair or Lead Independent Director of the Board. An additional annual retainer of $25,000 is paid to the chair of the Audit Committee, and an additional annual retainer of $15,000 is paid to the chair of the Compensation Committee. An additional annual retainer of $5,000 was paid to the chairs of the Nominating Committee and Governance Committee serving at such time. Annual service for this purpose relates to the approximate 12-month periods between annual meetings of our shareholders. All directors are reimbursed for expenses incurred in connection with the performance of their services as directors as well as the cost of any director education. As of January 1, 2019, directors may elect to receive any portion of their cash fees in shares. In August 2021, given the combination of the Nominating Committee and the Governance Committee, the director compensation plan was revised to provide for an annual retainer of $15,000 for the chair of the Nominating and Corporate Governance Committee.

Equity Retainers for Fiscal 2022

Our non-employee directors receive an annual equity retainer under the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan (the “2021 Plan”). In addition, non-employee directors also may be eligible to receive other awards under our 2021 Plan. As of January 1, 2019, each non-employee director can elect to receive the award in restricted stock awards or restricted stock units and can elect to defer his or her equity award under the deferred compensation plan.

The number of shares subject to a director’s annual equity award was determined by dividing $130,000 by the equity award value per share on the grant date. The equity award value means the closing price of the common stock on the grant date. The date of grant of the annual equity awards for our non-employee directors takes place at the same time as the annual equity awards for our employees. In August 2022, the director compensation plan was revised to increase the annual equity grant value to non-employee directors from $130,000 to $150,000 in order to ensure that our board compensation is competitive with that of our peers.

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2022 Director Compensation Table

A person who first becomes a non-employee director on a date other than a regularly scheduled annual meeting of shareholders will receive a restricted stock award for a pro-rated number of shares of common stock. Restricted stock may not be transferred or sold until it has vested.

Restricted stock granted to directors under the 2021 Plan will vest in full on the day that is six months after the date of grant, or upon the earlier occurrence of (i) the director’s termination of service as a director by reason of death, disability or retirement or (ii) a change in control of the Company. If a director terminates service for any other reason, he or she will forfeit all of his or her right, title and interest in and to the unvested restricted stock as of the date of termination, unless the Board or the Compensation Committee determines otherwise.

Stock Ownership and Retention Policy

Under the equity ownership policy, directors are expected to hold five times their annual Board cash retainer in Company securities. The policy also incorporates a retention requirement by requiring such persons to retain 50% of the net shares resulting from the vesting of certain awards until the required ownership under the policy is met. As of the end of the 2022 fiscal year, all directors were in compliance with this policy.

CODE OF CONDUCT

Our Code of Conduct applies to all of our executive officers, including our CEO and our Chief Financial Officer (“CFO”), directors and employees. We have posted the Code of Conduct on the “Investors” page of our website, www.scansource.com, under the “Corporate Governance” tab. We will provide a copy of the Code of Conduct upon request to any person without charge. Such requests may be transmitted by regular mail in the care of the Corporate Secretary.

We will post on our website, www.scansource.com, under the “Corporate Governance” tab, or will disclose on a Form 8-K filed with the SEC, any amendments to, or waivers from, any provision of the Code of Conduct that applies to our CEO and our CFO, or persons performing similar functions, and that relate to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct, or (v) accountability for adherence to the Code of Conduct. Any waiver granted to an executive officer or a director may only be granted by the Board and will be disclosed, along with the reasons therefor, on a Form 8-K filed with the SEC. No waivers were sought or granted in fiscal 2022.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended June 30, 2022, directors Browning, Emory, Grainger, Ramoneda, Rodek, Temple and Whitchurch served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2022, or at any time prior thereto. During fiscal 2022, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act, and no executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Audit Committee reviews all related party transactions (as defined by Item 404 of Regulation S-K) in accordance with NASDAQ listing standards. In addition, the charter of the Audit Committee requires the Audit Committee to review a summary of any director’s or officer’s related-party transactions and potential conflicts of interest on a yearly basis. The charter also requires the Audit Committee to review our conflict of interest policy (which is part of our Code of Conduct) and compliance with that policy on an annual basis.

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Certain Relationships and Related-Party Transactions

We are not aware of any related-party transaction since the beginning of fiscal 2022 required to be reported under our policy or applicable SEC rules for which our policies and procedures did not require review or for which such policies and procedures were not followed.

There are no family relationships among the executive officers and directors, and there are no arrangements or understandings between any independent director or any other person pursuant to which that independent director was selected as a director.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors unanimously recommends that shareholders vote “FOR” each of the nominees previously listed in this Proxy Statement.

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PROPOSAL NUMBER 2 – Advisory Vote on Executive Compensation

BACKGROUND OF THE PROPOSAL

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity at the 2023 Annual Meeting to vote on a non-binding advisory resolution, commonly known as a “Say-on-Pay” proposal, approving the compensation of our NEOs. The Company holds this non-binding advisory vote annually. There have been no material changes to our compensation policies this year. This vote is not intended to address any specific item of compensation or the compensation of any specific NEO, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. A discussion of these items is found in the Compensation Discussion and Analysis section of this Proxy Statement.

EXECUTIVE COMPENSATION

The Compensation Committee has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis and the executive compensation tables regarding NEO compensation, together with the accompanying narrative disclosure, illustrate the trends in compensation and application of our compensation philosophies and practices for the years presented. Highlights of our compensation program include the following:

◾

Variable cash incentives are payable to NEOs to encourage the achievement of various pre-determined performance metrics, business growth opportunities, management goals and profitability of business units, all of which focus our NEOs on performance goals intended to enhance shareholder value.

◾	Awards of long-term equity incentives, in the form of performance-based stock awards and restricted stock awards, directly align the interests of our NEOs and shareholders.
◾

Linking the personal financial interests of our NEOs to the Company’s long-term performance discourages excessive risk-taking and encourages behavior that supports sustainable shareholder value creation.

◾

The Board’s adoption of policies covering stock ownership and retention, incentive compensation recoupment, and anti-pledging and anti-hedging for executive officers mitigates risk in connection with our executive compensation program.

The Compensation Committee believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our NEOs and our shareholders. Accordingly, we are asking our shareholders at the 2023 Annual Meeting to vote “FOR” the non-binding advisory resolution approving the compensation of our NEOs, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion below.

EFFECT OF RESOLUTION

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of our shareholders and will take the outcome of the vote into account when considering future executive compensation arrangements.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors believes that our executive compensation program aligns our NEOs’ compensation with the long-term interests of our shareholders. Our program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with shareholder interests and that have benefited and will benefit the Company over time.

For the reasons stated above, we recommend a vote “FOR” the following advisory resolution at our 2023 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Proxy Statement for our 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Named Executive Officer compensation tables and related narrative discussion, is hereby APPROVED.”

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PROPOSAL NUMBER 3 – Frequency Vote on Say on Pay

BACKGROUND OF THE PROPOSAL

Section 14A of the Exchange Act also requires all public companies to hold a separate non-binding advisory shareholder vote with respect to the frequency of the “Say on Pay” vote. Companies must give shareholders the choice of whether to cast an advisory vote on the Say on Pay proposal every year, every two years, or every three years (commonly known as the “Frequency Vote on Say on Pay”). Shareholders may also abstain from making a choice. Section 14A requires all public companies to submit the Frequency Vote on Say on Pay to their shareholders no less often than every six years.

FREQUENCY VOTE ON SAY ON PAY

As discussed above, the Board believes that our executive compensation programs are designed to secure and retain the services of high quality executives and to provide compensation to our executives that is aligned with our performance. The Board believes that our compensation philosophies and practices advance both the short-term and long-term interests of the Company and our shareholders. The Company currently holds this vote every year. The Board believes that the Frequency Say on Pay Vote should continue to be conducted every year.

The Board believes that an annual vote on named executive officer compensation provides shareholders with the opportunity to provide regular direct input to the Board and its Compensation Committee about the Company’s executive compensation program.

EFFECT OF RESOLUTION

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board. However, the Board may determine that it is in the best interests of our shareholders and the Company to hold a Say on Pay vote more or less frequently than may be indicated by this advisory vote of our shareholders. Nonetheless, the Compensation Committee and the Board will take into account the outcome of this advisory vote when considering how frequently to seek an advisory vote on Say on Pay in future years.

While the Board recommends that a Say on Pay proposal be voted on every year, you are not voting to approve or disapprove of the Board’s recommendation. Rather, you will be able to specify one of four choices for the Frequency Vote on Say on Pay, as follows: (i) one year, (ii) two years, (iii) three years, or (iv) abstain. The frequency receiving the greatest number of votes cast will be deemed by us as the frequency that has been recommended by our shareholders.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors recommends a vote for “ONE YEAR” on the advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers.

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PROPOSAL NUMBER 4 –

Ratification of Appointment of Independent Auditors

The Audit Committee has appointed the firm of Grant Thornton LLP (“Grant Thornton”), an independent registered public accounting firm, as independent auditor to make an examination of our accounts for fiscal 2023, which appointment has been ratified by the Board. See the “Audit Committee Report” below for more information. Shareholder ratification of the selection of Grant Thornton as our independent registered public accounting firm is not required by law but is being presented in the discretion of the Board of Directors. If the shareholders do not ratify this appointment, other independent registered public accounting firms will be considered by the Audit Committee. A representative of Grant Thornton is expected to attend the 2023 Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

As reflected in the table below, we incurred fees in fiscal 2022 and 2021 for services performed by Grant Thornton related to such periods.

	Year Ended June 30, 2022	Year Ended June 30, 2021
Audit Fees	$1,670,906	$1,722,195
Tax Fees	$458,500	$182,690

Total Fees	$2,129,406	$1,904,885

In the above table, in accordance with applicable SEC rules:

◾

“Audit Fees” are fees for professional services for the audit of the consolidated financial statements included in our Form 10-K, the audit of internal control over financial reporting, the review of financial statements included in our Form 10-Qs, and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements; and

◾	“Tax Fees” are fees for professional services related to foreign tax compliance, tax advice and tax planning.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by our independent auditor. All audit and permitted non-audit services performed in fiscal 2022 were pre-approved by the Audit Committee. The process for such pre-approval is typically as follows: Audit Committee pre-approval is sought at one of the Audit Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee, pursuant to guidelines approved by the Audit Committee, to one or more members of the Audit Committee. None of the services described above were approved by the Audit Committee pursuant to the exception provided by the Exchange Act rules.

The Audit Committee has reviewed the non-audit services provided by Grant Thornton and has determined that the provision of such services is compatible with maintaining Grant Thornton’s independence for the period of time during which it has served as our independent auditor.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending June 30, 2023.

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Executive Compensation

EXECUTIVE OFFICERS

The following sets forth certain information regarding our current executive officers:

Name	Experience and Qualifications	Age
Michael L. Baur	Michael L. Baur is our Chair and Chief Executive Officer. Mr. Baur has served as either our President or CEO since our inception in December 1992, as a director since December 1995, and as Chair of the Board since February 2019.	65
John Eldh	John Eldh joined the Company in October 2019 and serves as our President and Chief Revenue Officer. Prior to joining the Company, Mr. Eldh served as Senior Vice President of the Global Partner Organization at CA Technologies, a leading provider of application development, management, and security solutions, from September 2014 to November 2018. Prior to that Mr. Eldh served in various leadership capacities at Symantec Corporation, a cybersecurity and identity protection company, from January 2005 to August 2014.	55
Stephen T. Jones	Stephen T. Jones has served as our Senior Executive Vice President, Chief Financial Officer since December 2020. Prior to joining the Company, Mr. Jones served as the International Chief Financial Officer of Blackbaud, Inc., a leading cloud software company, from 2016 to 2020. Prior to that, Mr. Jones served in finance and management positions at Lexmark International, an imaging solutions and technologies company, from 2000 until 2016.	51
Rachel Hayden	Rachel Hayden joined the Company as Senior Executive Vice President, Chief Information Officer in June 2021. Prior to joining the Company, Ms. Hayden served as Chief Information Officer of Just Born, Inc., a family-owned confectionary company, from 2016 to 2021. Prior to that, Ms. Hayden served five years with Berry Global, a manufacturer of innovative packaging and engineered products, in various leadership roles, including Senior Director of IT, Global Business Systems.	46

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis outlines our executive compensation program for our NEOs listed below. The CD&A provides information about our compensation objectives and practices for our NEOs and explains how the Compensation Committee of the Board of Directors arrived at the compensation decisions for fiscal 2022.

Name	Title
Michael L. Baur	Chair and Chief Executive Officer
John Eldh	President and Chief Revenue Officer
Stephen T. Jones	Senior Executive Vice President and Chief Financial Officer
Rachel Hayden	Senior Executive Vice President and Chief Information Officer
Matthew S. Dean	Former Senior Executive Vice President and Chief Legal Officer

Executive Summary

2022 Business Highlights

Our talented team of sales, marketing, services and development professionals have continued to make progress on our strategic plan of offering hybrid distribution solutions that allow our channel partners to meet the technology demands of end-user customers. We are enabling our sales partners to accelerate their transformation to the digital world of opportunity. Our hybrid distribution strategy of devices and digital delivered strong results in fiscal year 2022 as a result of increased sales volumes and operating leverage on expenses. For fiscal year 2022, net sales increased 12% to $3.5 billion, or a 11.8% year over year increase on an organic basis. For fiscal year 2022, operating income increased to $122.2 million from $61.5 million in the prior year. Fiscal year 2022 non-GAAP operating income increased to $140.1 million for a 4.0% non-GAAP operating margin, up from $93.1 million and a 3.0% non-GAAP operating margin for the prior year. On a GAAP basis, net income for fiscal year 2022 totaled $88.7 million, or $3.44 per diluted share. Non-GAAP net income totaled $102.1 million, or $3.97 per diluted share. For more information on our non-GAAP measures and reconciliations to GAAP measures, see “Non-GAAP Financial Information” beginning on page 30 of our Annual Report on Form 10-K filed on August 23, 2022.

Fiscal 2022 Pay Mix

The Compensation Committee strives to provide our NEOs with a compensation package that balances short-term and long-term compensation. We believe that our current executive compensation program, consisting of a mix of base salary, retirement contributions, annual performance-based cash incentive awards and both performance-based and service-based grants of equity, (i) provides a predictable and transparent structure for executive compensation, (ii) provides a significant percentage of a NEO’s compensation through variable performance-based vehicles and (iii) attracts, retains and motivates our NEOs.

Our executive compensation program emphasizes performance-based pay. The elements of compensation and the general mix of compensation among the various elements remained largely unchanged from the previous year, except, for fiscal 2022, the Compensation Committee reintroduced performance-based restricted stock to replace stock options in the pay mix (a 50/50 split of time-vested restricted stock units (RSUs) and performance-based RSUs). These performance-based restricted stock awards included the following changes from the performance-based awards granted in previous years: (i) elimination of a single performance metric, as performance metrics will include non-GAAP earnings per share metric and adjusted ROIC as compared to WACC, (ii) introduce a modifier based on relative total shareholder return, (iii) provide for a three-year performance period and (iv) minimize overlapping performance conditions with our short-term incentives. In addition, for fiscal 2022 awards, the Compensation Committee determined to change the vesting period for time-based restricted stock awards from three years to four years. These changes were designed to more accurately reflect the overall health of the Company and more closely associate executive pay with Company performance.

Our financial performance during fiscal 2022 is reflected in the compensation of each of our NEOs for fiscal 2022, particularly with respect to payouts pursuant to our annual cash incentive program. Our cash incentive opportunity is designed so that, if our financial results, as measured by certain consolidated adjusted EBITDA and revenue numbers,

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Compensation Discussion and Analysis

reflect an increase in the financial performance of the Company, then our executives should realize a greater cash incentive. Awards are also capped at 200% of each executive’s target bonus regardless of our financial performance.

For fiscal year 2022, the cash incentives paid to our CEO increased from fiscal 2021 and fiscal 2020 based on (i) our financial performance and (ii) the Compensation Committee’s pre-established Management Incentive Plan (“MIP”) operating targets for the cash incentive opportunity. The value of the equity awarded to our CEO decreased in fiscal 2022, primarily due to the absence of the one-time stock option grant awarded to our CEO in fiscal 2021 in light of his extraordinary efforts during our transformation and period of economic uncertainty. We believe this result is appropriately aligned with the Company’s fiscal 2022 financial performance and the Company’s long-term compensation program.

In addition, the total compensation of our CEO generally has increased or decreased during the past five fiscal years as our non-GAAP operating results have increased or decreased. We believe this correlation between the Company’s performance and pay appropriately motivates and rewards our CEO and is beneficial to our shareholders.

In addition, we believe that it is important to link each of our NEO’s compensation and personal financial interests with long-term shareholder value creation. Accordingly, 40% of our CEO’s total compensation, 44% of Mr. Eldh’s total compensation, 43% of Mr. Jones’ total compensation, and 40% of Ms. Hayden’s total compensation for fiscal 2022 was in the form of long-term equity incentives. For fiscal 2022, variable performance-based compensation in the form of cash and long-term equity incentives constituted 78% of our CEO’s total compensation, 82% of Mr. Eldh’s total compensation, 76% of Mr. Jones’ total compensation, and 69% of Ms. Hayden’s total compensation (each as reported in the Summary Compensation Table).

Greater detail regarding the compensation of our NEOs can be found within the 2022 Summary Compensation Table.

Consideration of Results of Shareholder Advisory Votes in Executive Compensation

The Compensation Committee monitors the results of the “Say-on-Pay” vote and considers those results along with the objectives listed below in determining compensation policies. A substantial majority (92.6%) of our shareholders voting at the 2022 Annual Meeting approved the compensation described in our 2021 proxy statement. The Compensation Committee interpreted this vote result as a strong indication of support for our fiscal 2022 compensation program. We have conducted a variety of shareholder engagement activities this year, including investor conferences and direct meetings with many of our top shareholders. These engagements have focused on deepening the dialogue with our current shareholder base about our business strategy and performance, culture, governance, executive compensation practices, and ESG efforts. Our Lead Independent Director has participated in several of these dialogues, demonstrating accountability with our shareholders and our commitment to strong governance practices.

2021 Omnibus Incentive Compensation Plan

On November 12, 2021, upon the recommendation of the Compensation Committee, our Board unanimously adopted, and our shareholders subsequently approved, the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan (the “2021 Plan”). The 2021 Plan replaced the 2013 Plan, and no further awards will be granted under the 2013 Plan as of the effective date of the 2021 Plan. The terms and conditions of awards granted previously under the 2013 Plan will not be affected by the adoption and approval of the 2021 Plan.

In assessing the appropriate terms of the 2021 Plan, the Nominating and Corporate Governance Committee considered, among other items, the existing terms of the 2013 Plan, our compensation philosophy and practices, as well as feedback from our shareholders and other stakeholders. The Board believes that awards tied to our common stock and Company performance promote the long-term success of the Company and views the 2021 Plan as an essential element of the Company’s overall compensation program.

The Board believes that the 2021 Plan:

◾	assists the Company in attracting, retaining and motivating our employees, officers, directors and consultants;
◾	provides equitable and competitive compensation opportunities;
◾	recognizes individual contributions; and
◾	rewards goal achievement and aligns the interests of the participants with those of our shareholders.

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Compensation Discussion and Analysis

Objectives of the Compensation Program

Our executive compensation program is designed to attract, retain and motivate executives through achieving the following three objectives:

◾	Pay-for-Performance
◾	Align Interests of Executives with Shareholders
◾	Retain Talented Leadership

Pay-for-Performance

The guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of executives and shareholders should be aligned. Our compensation program is designed to provide significant performance-based compensation through our cash incentive plan, and a large portion of the compensation is in the form of equity awards. As a result, a significant portion of our NEOs’ compensation is directly contingent on our operating results and/or aligned with shareholder interests.

Align Interests of Named Executive Officers and Shareholders

The following compensation policies and practices are designed to align the interests of our NEOs and our shareholders:

ScanSource Does
Require significant stock ownership.	We have adopted minimum ownership guidelines for our CEO. He is required to retain 50% of the net shares resulting from vesting or exercises of equity awards until he owns Company common stock in an amount equal to three times his base salary.

Mandate a claw-back policy tied to a compensation program.	We maintain a “claw-back policy,” which would allow us to recover certain incentive compensation based on financial results in the event those results were restated due at least partially to the recipient’s misconduct.

Seek our shareholders’ input on executive compensation.	We value our shareholders’ input on our executive compensation, and we seek an annual non-binding vote on our executive compensation policies.

Prohibit pledging of our securities by our Named Executive Officers or Board of Directors.	We have a policy that prohibits officers and directors from pledging Company securities in margin accounts or as collateral for a loan.

Prohibit hedging of our securities by our Named Executive Officers or Board of Directors.	We have a policy that prohibits employees (including the NEOs) and directors from trading in options, warrants, puts, calls or similar instruments in connection with our securities, or selling our securities “short.”

Require a “double trigger” for cash severance benefits upon a change in control.	Our employment arrangements with our NEOs provide cash severance only upon a “double trigger.”

Not provide golden parachute tax gross ups or excessive perquisites.	We do not provide excise tax gross-ups for severance benefits received by our NEOs under their employment arrangements. We only provide limited perquisites to our NEOs.

Retain Talented Leadership

We operate in a marketplace characterized by significant competition for talented executives. Our executive compensation program is designed to enable us to attract, motivate, reward and retain the management talent necessary to achieve both long-term and short-term corporate objectives and enhance shareholder value. We also aim

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Compensation Discussion and Analysis

to establish executive compensation levels that correlate directly to the NEO’s level of responsibility, with the compensation of our NEOs being tied both to our performance as a whole and to individual performance. To do this effectively, our philosophy is that our compensation program must provide our NEOs with a total compensation package that is reasonable in relation to our performance, and sufficiently competitive with the packages offered by similarly sized companies within or outside our industry.

Material Elements of Our Compensation Programs

In determining the compensation of our NEOs, the Compensation Committee uses the following specific compensation elements, which it believes support our compensation objectives.

Compensation Objectives
Compensation Element	Description	Reward Performance	Attract and Retain	Align with Shareholders
Base Salary	Fixed level of compensation
Annual Variable Cash Incentive Awards	Performance-based cash incentives reward Company and individual performance
Time-Vesting Restricted Stock or Restricted Stock Units	Long-term equity award, with four-year vesting
Performance- and Time-Vesting Restricted Stock or Restricted Stock Units	Rewards Company performance; three-year vesting, in addition to performance criteria

Health, Welfare & Retirement Plans	401(k) Savings Plan Employee Stock Purchase Plan Deferred Compensation Plan Executive Severance Plan
CEO Stock Ownership Guidelines, Anti- Hedging Policy, Anti-Pledging Policy and Claw-Back Policy	Compensation risk mitigators

The Compensation Committee determines the amounts of each element and the aggregate compensation for our NEOs without using any specific formula or attempting to satisfy any specific ratio for compensation among our NEOs; however, the differences in the aggregate compensation between our CEO and the other NEOs are intended to reflect the individual responsibilities with respect to their respective positions, experience in the applicable role, experience in our industry and market compensation data for peer companies. In determining compensation for our NEOs, the Compensation Committee considers the amount of compensation they receive in cash versus equity, along with the status of outstanding equity awards.

The Compensation Committee views the components of compensation as related, but distinct, and therefore regularly reevaluates the appropriate mix of elements, including the appropriate targets for incentive awards. The Compensation Committee also relies on the independent expertise compiled from the general knowledge, experience and good judgment of its members, both with regard to competitive compensation levels and the relative success that our Company has achieved. The Compensation Committee also retains, and relies on information provided by, compensation consultants.

Base Salary

Base salary generally provides a fixed base level of compensation for our executives for the services they render during the year. The purpose of base salary is to compensate our NEOs in light of their respective roles and responsibilities over time. Base salary is essential to allow us to compete in the employment marketplace for talent and is an important component of total compensation for the NEOs. It is vital to our goal of recruiting and retaining NEOs with proven abilities. A NEO’s base salary is initially set in accordance with the terms of his or her employment agreement or letter and is reviewed annually or as needed. Increases, if any, to base salary are based generally upon a subjective assessment of overall individual performance, market trends and the Company’s performance. In evaluating the Company’s performance in fiscal 2022, the primary consideration was our financial performance for the relevant annual period, with a focus on consolidated adjusted EBITDA and Intelisys revenue.

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Compensation Discussion and Analysis

Annual Variable Performance-Based Cash Incentive Awards

Annual variable performance-based cash incentive awards are designed to encourage the achievement of various pre-determined Company financial and operating performance goals. In fiscal 2022, the performance metrics included consolidated adjusted EBITDA and Intelisys revenue as the primary measurements of performance for cash incentive awards, because of our belief that each such measurement has a strong correlation with shareholder value. Our management emphasizes these measures in evaluating and monitoring the Company’s financial condition and operating performance. These metrics assist us in comparing our performance over various reporting periods on a consistent basis because they remove from our operating results the impact of items that do not reflect our core operating performance. The Compensation Committee has the discretion to adjust these measurements for extraordinary one-time events, or other items beyond management’s control, and to award cash incentives based on other criteria. In fiscal 2022, no such adjustments or additional awards were made under the performance-based cash incentive program.

Annual Performance-Based and Service-Based Equity Awards

The Compensation Committee annually grants equity to our NEOs, since it believes this element of our compensation program provides our NEOs with the opportunity to develop a significant ownership stake in the Company and directly aligns their interests with the long-term interests of our shareholders. In addition, equity awards serve as a retention vehicle for the NEOs because, if the applicable criteria is met, they typically vest over a set number of years and generally are forfeited if not vested upon termination of employment. In fiscal 2022, the Compensation Committee updated the form of time-based restricted stock units to provide for vesting over four years, increasing the retention value of the award. In fiscal 2022, the Compensation Committee also eliminated stock options and reintroduced performance-based equity awards into the compensation mix.

In approving long-term equity incentives, the Compensation Committee focuses on our overall performance, the value of the proposed award, the amount and value of awards granted in prior years, and the overall compensation package of the NEO with the ultimate goal of aligning the interests of the executives with our shareholders’ interests and motivating and retaining critical leadership through the use of equity. The Compensation Committee also believes that linking the personal financial interests of our NEOs to our long-term performance discourages excessive risk taking and supports sustainable shareholder value creation.

We have historically granted annual equity awards to the NEOs at the November meeting of the Compensation Committee to align the timing more closely to the annual performance evaluations of those officers. In fiscal 2022, the annual performance of our officers was completed in August and the annual equity award grant date was also moved to that time. The equity award policy provides that the grant date will be the third trading date following the meeting at which the awards are approved, provided that the Company is in an open trading window, and otherwise on the first trading day of the next open window. Equity awards may also be made by the Compensation Committee from time to time to incentivize and reward certain performance and to provide additional retention value. See the “Long-Term Equity Incentives” section of this Compensation Discussion and Analysis for more information.

The Compensation Committee’s policy is to set the exercise price of stock option awards by using the closing price of our stock on the date of the grant. The Compensation Committee also determines the number of shares of a value-based restricted stock unit award by using the closing price of our stock on the grant date.

Process for Determining Named Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing, approving, and monitoring compensation policies and programs that are consistent with our business strategy and aligned with shareholders’ interests. Specifically, the Compensation Committee is responsible for:

◾	reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO and other NEOs;
◾	negotiating the employment agreement of the CEO;
◾	reviewing and approving any employment letters or contracts and severance plans of all other NEOs;
◾	reviewing and approving annual incentive awards to NEOs; and

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Compensation Discussion and Analysis

◾	reviewing and approving equity-based compensation plans and grants of equity awards under such plans and the Board-approved policies or guidelines applicable to them.

The Compensation Committee meets several times each year to review and approve executive compensation programs and performance and, if necessary, recommend approval to the Board.

Role of Management

The Compensation Committee regularly meets with the CEO to receive reports and recommendations regarding the compensation of our NEOs other than the CEO. In particular, the CEO recommends to the Compensation Committee annual base salaries, annual incentive awards and long-term or performance equity grants for the NEOs other than himself. The Compensation Committee then evaluates each NEO, including the CEO, sets performance criteria for annual cash incentive awards, and makes long-term equity grants, if any. At the beginning of each fiscal year and as necessary throughout the year, Management Incentive Plan (“MIP”) targets for certain financial measures are established following consultation with management with consideration for adjustments for one-time expenses or longer-term investments that are planned. As part of its evaluation process, the Compensation Committee considers our performance and consistency, the NEO’s individual performance over the prior year, changes in responsibilities and future potential as well as data available from compensation surveys and compensation consultants. Although the Compensation Committee considers the CEO’s recommendations, the final decisions regarding base salary, annual incentive awards and equity awards of the NEOs are made by the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee has the authority to retain independent compensation consultants to provide counsel and advice. For fiscal 2022, the Compensation Committee retained Pearl Meyer. The Compensation Committee reviewed all factors relevant to the independence of Pearl Meyer, including:

◾	The provision of services to the Company by the consultant other than those requested by the Compensation Committee;
◾	The amount of fees received by the consultant as a percentage of its total revenue;
◾	The policies and procedures adopted by the consultant that are designed to prevent conflicts of interest;
◾	Any business or personal relationship between a consultant and a member of the Compensation Committee;
◾	Any stock of the Company owned by a consultant; and
◾	Any business or personal relationship between a consultant and an executive officer of the Company.

As a result of such evaluation, and a certification from Pearl Meyer regarding its consultant’s independence, the Compensation Committee determined that Pearl Meyer is independent.

The Compensation Committee regularly reviews benchmarking and market surveys in order to ensure that our compensation is competitive with that of our peers. The Compensation Committee also considers analysis and benchmarking by third parties, such as ISS and Equilar, and the different peer groups each firm uses for comparative purposes in order to gain a better understanding of compensation practices and trends in the market.

Our compensation consultants provide the Compensation Committee with general market surveys and other information related to the general market for executive compensation, including best practices and emerging trends. In addition, in fiscal 2022 Pearl Meyer provided information derived from proxy statements from peer companies and from surveys that include publicly traded and privately held technology distributors and other technology industry companies with similar revenues. The peer companies referred to for evaluation of fiscal 2022 compensation included the following:

Applied Industrial Technologies, Inc.	Benchmark Electronics, Inc.	Diebold Nixdorf, Inc.
ePlus, Inc.	Insight Enterprises, Inc.	Itron, Inc.
PC Connection, Inc.	Plexus Corp.	TTM Technologies, Inc.
WESCO International, Inc.

The Compensation Committee reviewed compensation information from this peer group by comparable executive position and level to better understand the market for other participants in the market for all aspects of compensation.

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Compensation Discussion and Analysis

In a review of the applicable data, the Compensation Committee sought to ensure that the overall compensation to our NEOs was competitive and within norms for the industry and other companies of similar characteristics based on the executive’s position, level and job performance.

The Compensation Committee took this evaluation into account in determining all elements of NEO compensation for fiscal 2022, including the fiscal 2022 MIP design and equity awards.

Named Executive Officer Compensation in Fiscal 2022

Base Salary

The initial base salary for each NEO was established in the NEO’s employment agreement or employment letter. All NEO employment arrangements require an annual review of base salary by the Compensation Committee, and annual upward adjustments may be made by the Compensation Committee on a discretionary basis. In deciding whether to increase a NEO’s compensation, the Compensation Committee considers company performance, the consistency of the NEO’s individual performance over the prior year, changes in the NEO’s responsibilities and the NEO’s future potential. The Compensation Committee also considers data available from benchmarking studies obtained from a range of industry and general market sources, as well as information that may be provided by its compensation consultants, including comparisons of peer companies comprised of other participants in the industry and other similar companies based on size and other objective factors.

The Compensation Committee met in August of 2021 to determine Mr. Baur’s, Mr. Eldh’s, Mr. Jones’, Ms. Hayden’s, and Mr. Dean’s base salaries for fiscal 2022. The Compensation Committee did not award any base salary increases for these NEO’s for fiscal 2022. Mr. Eldh’s base salary was increased from $500,000 to $625,000 in connection with his appointment as President of the Company in February 2022.

Base salaries for Mr. Baur, Mr. Eldh, Mr. Jones, Ms. Hayden, and Mr. Dean for fiscal 2022 as of July 1, 2021 were as follows:

Named Executive Officer	Base Salary (standard)
Mr. Baur	$875,000
Mr. Eldh	$500,000	[1]
Mr. Jones	$400,000
Ms. Hayden	$350,000
Mr. Dean	$450,000

[1]	Mr. Eldh’s base salary was increased to $625,000 on February 3, 2022.

Annual Performance-Based Cash Incentives

The principal objective of our performance-based cash incentives is to motivate and reward our NEOs for performance in achieving our business objectives based upon annual attainment of certain financial measures. The Compensation Committee first created a cash incentive design for the NEOs in fiscal 2013, which we refer to as the MIP. Annual performance-based cash incentives were set based on an analysis of market data and assessing the experience of the respective individual and his or her respective role. The design provides that each NEO’s cash incentive opportunity will be expressed as a percentage of his or her base salary and earned based on non-GAAP operating results as compared to pre-established threshold and stretch goals. For fiscal 2022, Mr. Baur’s and Mr. Eldh’s cash incentive opportunity was 150% of their base salary, Mr. Jones’ cash incentive opportunity was 100% of his base salary, and Ms. Hayden’s and Mr. Dean’s cash incentive opportunity was 60% of his or her base salary. The cash incentive opportunities for our NEOs remained at the same level as fiscal 2021. Each NEO has a variable factor by role or position applied as a percentage against his or her respective base salary.

For fiscal year 2022, the Compensation Committee set MIP targets for consolidated adjusted EBITDA (“Adjusted EBITDA”) and Intelysis revenue (“Agency Revenue”). The performance metrics were established by the Compensation Committee in August 2021. Each performance metric is adopted with certain adjustments to align management’s performance on focused strategic objectives. The maximum incentive award for any NEO is 200% of his or her target bonus.

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Compensation Discussion and Analysis

For fiscal 2022, the Compensation Committee established MIP performance targets as set forth below. The payouts of the awards depend on our results in comparison to these targets, weighted as follows: Adjusted EBITDA, 60% and Agency Revenue, 40%. If performance of any measure does not meet the applicable threshold for that measure, no award will be earned for that measure. If the performance of a measure reaches the applicable threshold, the award earned for that measure will be 50% of the target. The award earned for results between the threshold and the maximum of 200% of the target is calculated using straight-line interpolation.

Fiscal 2022 MIP Performance Targets

Standard	Adjusted EBITDA	Agency Revenue	Funding % of Target
Threshold	$125.0	$71.0	50%
Target	$136.5	$73.6	100%
Maximum	$155.0	$77.3	200%
Actual Results	$166.7	$73.8	162%
Weights	60%	40%	100%

For fiscal 2022, the Compensation Committee elected not to make any discretionary modifications to the awards payable under the MIP. As a result of the Adjusted EBITDA and Agency Revenue results for fiscal 2022, the cash incentive award earned by the NEOs under the MIP in fiscal 2022 was 161.8% of the target, as compared to 154.9% in fiscal 2021 and 12.91% in fiscal 2020.

The specific calculations, targets and cash awards for each NEO under the MIP for fiscal 2022 are detailed below.

Named Executive Officer	Base Pay	Variable Factor	Bonus Target	Bonus Maximum	% of Bonus Target	Amount of Cash Incentive
Mr. Baur	$875,000	150%	$1,312,500	$2,625,000	161.8%	$2,123,625
Mr. Eldh	$625,000	150%	$827,917	$1,655,834	161.8%	$1,339,569
Mr. Jones	$400,000	100%	$400,000	$800,000	161.8%	$647,200
Ms. Hayden	$350,000	60%	$210,000	$420,000	161.8%	$339,780
Mr. Dean	$450,000	60%	$270,000	$540,000	161.8%	$436,860

Ms. Hayden’s employment arrangement provided that she would be paid a hiring bonus of $200,000 to offset the bonus she left behind at her previous employment. $100,000 of this bonus was paid in July 2021 and the other $100,000 was paid in September 2021.

Long-Term Equity Incentives

GENERAL OVERVIEW

Equity awards are a significant component of our NEO compensation. We grant equity awards, typically in the form of restricted stock awards and/or restricted stock units and performance-based restricted stock units or awards. In fiscal 2022, the Compensation Committee determined to resume awarding performance-based restricted stock and eliminate stock options. We maintain a formal Equity Award Grant Policy, whereby equity awards to employees are made by, or with the oversight of, the Compensation Committee or the Board. Under the policy, the Compensation Committee must approve any equity awards to the NEOs. Under the policy, our Principal Accounting Officer and human resources management oversee the documentation of, and accounting for, equity award grants.

The Compensation Committee grants annual service-based equity awards to employees based on merit, which vest over a four-year period in the majority of instances, provided that the grantee remains employed with the Company through each vesting date. In fiscal 2022, the Compensation Committee determined to update the forms of time-based restricted stock unit awards to provide for a four-year vesting period as opposed to the prior three-year vesting period. The grant date for annual equity awards provides that the grant date will be the third trading date following the meeting at which the awards are approved, provided that the Company is in an open trading window, and otherwise on the first trading day of the next open window. In addition, vesting of such awards accelerates on a change in control

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Compensation Discussion and Analysis

followed by termination in certain instances or upon death, disability or termination due to retirement. In certain circumstances, the vesting term may be reduced due to termination of employment, death or disability of a participant.

In addition to the annual service-based equity awards discussed above, the Compensation Committee also historically granted to certain employees, including our NEOs, performance-based restricted stock awards and/or restricted stock units that contain both performance and service vesting conditions over a multi-year period. For fiscal 2021, the performance-based restricted stock units were replaced with stock options. In fiscal 2022, the Compensation Committee determined that it was appropriate to reintroduce performance-based restricted stock.

The Compensation Committee may also make special grants of equity awards during the year in the case of the hiring or promotion of certain eligible persons, or in other situations not involving annual grants. The grant date for non-annual grants approved by the Compensation Committee on or before the 15th day of the second month of the quarter will be the first day of the third month of such quarter. For non-annual grants approved after the 15th day of the second month of the quarter, the grant date will be the first day of the third month of the following quarter. In any event, all equity awards must be made during an open trading window.

The number of shares subject to equity awards granted by the Compensation Committee to NEOs in a given year is based on, among other things, overall Company performance, the number of shares available for awards under the 2021 Plan or successor plan, the value of the proposed award, the amount and realizable value of equity awards awarded in prior years, total compensation and consideration of the competitive market practice for the respective position level and experience, with the ultimate objective of motivating, rewarding and retaining NEOs while maintaining efficient use of equity and preserving shareholder value.

Fiscal 2022 Equity Awards

The annual grant of long-term equity incentives was awarded to our NEOs in August 2021, as provided below. The time-based restricted stock unit awards below generally vest and become exercisable in one-fourth increments on the anniversary of the grant date over four years, subject to the continued employment of the NEO on the applicable vesting date. The performance-based restricted stock unit awards below generally vest and become exercisable in one-third increments on the anniversary of the grant date over three years, subject to the continued employment of the NEO on the applicable vesting date.

The long-term equity incentives awarded to our NEOs in fiscal 2022 are set forth below:

Named Executive Officer	Form of Equity Incentive Award	Amount of Shares Subject to Award

Mr. Baur	Time-Based Restricted Stock Units Performance-Based Restricted Stock Units	31,207 31,207

Mr. Eldh	Time-Based Restricted Stock Units Performance-Based Restricted Stock Units	20,804 20,805

Mr. Jones	Time-Based Restricted Stock Units Performance-Based Restricted Stock Units	11,096 11,096

Ms. Hayden	Time-Based Restricted Stock Units Performance-Based Restricted Stock Units	4,854 4,855

Mr. Dean	Time-Based Restricted Stock Units Performance-Based Restricted Stock Units	5,895 5,895

Other Important Compensation Policies Affecting the Named Executive Officers

Claw-Back Policy

If a NEO receives an award under our equity or cash incentive plans based on financial statements that subsequently are restated in a way that would decrease the amount of the award to which such NEO was entitled and the restatement is

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Compensation Discussion and Analysis

based in whole or in part on the misconduct of the NEO, then the NEO will be required to refund the Company the difference between what they received and what they should have received. In addition, this policy requires the recoupment of any compensation to the extent mandated by all applicable laws, rules, and regulations. The Compensation Committee monitors laws, rules and regulations on claw-back policies and will amend this policy as required to comply with any new claw-back rules or regulations.

Stock Ownership Requirements

The Compensation Committee has adopted minimum ownership requirements for Company stock for the CEO, as well as for the independent directors of the Board. The ownership target for the CEO has been established as three times his annual base compensation. Our CEO is expected to utilize grants under equity compensation plans to maintain the levels of ownership required by the policy. The policy also incorporates an equity retention requirement by requiring him to retain 50% of the net shares resulting from the vesting or exercise of certain awards to obtain the required ownership under the policy. The independent directors of our Board have an ownership target of five times their $85,000 annual board cash retainer in Company securities.

As of June 30, 2022, our CEO and all other members of our Board were in compliance with our stock ownership guidelines.

Anti-Hedging and Anti-Pledging Policy

Our NEOs and directors are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for a loan. All NEOs and directors are in compliance with this policy. Our NEOs and directors also are prohibited from hedging transactions.

Perquisites

We provide only limited perquisites to our NEOs, including the availability of a voluntary comprehensive physical examination once every fiscal year. The physical examinations help ensure our NEOs’ continued health and ability to render services to the Company. The physicals are provided to encourage senior leaders of the Company to set the example for living positively and active healthy living. We do not provide any other material perquisites to our NEOs.

Health and Insurance Plans

Our NEOs are entitled to participate in our health, vision, dental, paid time off, life, disability and employee stock purchase plans to the same degree that our other employees are entitled to participate. In addition, our NEOs participate in a supplemental long-term disability plan and each receives term life insurance in the amount of $1,000,000 (subject to underwriting) and $500,000 (subject to limited underwriting).

Deferred Compensation Plan

We maintain a deferred compensation plan pursuant to which NEOs may defer a portion of their annual compensation. These deferrals are matched to the extent specified in each NEO’s employment agreement or letter, and such contributions vest over a five-year period. Participants invest their deferrals and Company matching contributions among various funds designated by the plan administrator (and currently may not be invested in our common stock). Participants become fully-vested in any employer contributions as long as they are continuously employed until their death, total disability, reaching the date in which the sum of age and years of service equals or exceeds 65, or the occurrence of a change in control. We maintain the deferred compensation plan to provide a competitive benefit and to facilitate adequate savings for retirement on a tax efficient basis for our NEOs.

Retirement Benefits

The NEOs are eligible to participate in our 401(k) Plan, which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees at all levels save and accumulate assets for use during their retirement. Eligible pay under this plan is capped at Internal Revenue Code annual limits. We provide a 50% matching contribution on the first 6% that an employee contributes. These Company contributions vest over a five-year period.

Employee Stock Purchase Plan

Eligible employees may participate in our Employee Stock Purchase Plan (“ESPP”), which is a Company-wide employee stock purchase plan. The intent of the ESPP is to assist our employees in acquiring a stock ownership interest in the Company.

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Compensation Discussion and Analysis

Employment Agreements and Employment Letters

We have determined that our Company’s and our shareholders’ interests are best served by entering into (i) an employment agreement with our CEO and (ii) employment letters with an accompanying severance plan with our other NEOs. Such agreements, letters and plans are the result of arms’ length negotiations between the Compensation Committee, the Company, the CEO and other NEOs, and all are approved by the Compensation Committee. We believe that these employment arrangements benefit us and our shareholders by permitting us to attract and retain NEOs with demonstrated leadership abilities and to secure their services over an extended period of time. In addition, the employment arrangements align executive interests with the long-term interests of the Company and serve our recruitment and retention goals by providing executive officers with security based on the knowledge of how they will be compensated over the course of their employment, while at the same time providing the Company with significant protections regarding non-competition, non-solicitation of business and employees, and confidential business information.

On June 15, 2017, we entered into a three-year employment agreement, effective July 1, 2017, with Mr. Baur. Mr. Baur’s employment agreement provides for:

◾	a base salary of $875,000 per year;
◾

an annual target variable compensation opportunity of 150% of his base salary (with a maximum opportunity of 200% of target) based upon performance and the attainment of performance goals set by the Compensation Committee;

◾	consideration for inclusion in our annual equity grant program at a grant level opportunity of $2,250,000;
◾

the opportunity to participate in our Nonqualified Deferred Compensation Plan by deferring up to 50% of base salary and/or up to 100% of annual variable compensation, with a match of 50% of deferred amounts to be made by the Company, up to a maximum of $200,000 per year; and

◾	automatic one-year renewals unless 180 days’ prior notice of non-renewal is given to the other party following the initial term.

In addition, we will make additional payments to Mr. Baur’s deferred compensation account to cover the cost of future premiums for “access only” continuation coverage under our medical and dental plan following termination of employment until Mr. Baur attains age 65 and to cover the cost of coverage for years after age 65 assuming Mr. Baur is enrolled in Medicare Parts A, B and D, obtains a Medicare supplemental policy until age 80, and pays the full cost for such coverage.

Under Mr. Baur’s employment agreement, variable cash incentive opportunities will continue to be based upon the performance and attainment of performance goals to be established annually by the Compensation Committee, subject to maximum amounts that may be earned. Mr. Baur’s annual equity award opportunity is subject to the Compensation Committee’s discretion and the terms of our equity plan and related equity award agreements.

Mr. Baur’s employment agreement also provides for severance payments to Mr. Baur upon certain events, as further described in the “Severance Plan” section below.

On September 27, 2019, we entered into an employment letter with Mr. Eldh in connection with his appointment as our Senior Executive Vice President and Chief Revenue Officer, effective October 1, 2019. Under the employment letter, Mr. Eldh will be paid an annual base salary and be eligible to participate in the variable cash compensation incentive program. He also will receive other benefits, including relocation benefits, change-in-control payments as a participant in a Severance Plan described below, and is eligible for participation in our other long-term incentive programs and our Nonqualified Deferred Compensation Plan.

On November 16, 2020, we entered into an employment letter with Mr. Jones in connection with his appointment as our Senior Executive Vice President and Chief Financial Officer, effective December 14, 2020. Under the employment letter, Mr. Jones will be paid an annual base salary and be eligible to participate in the variable cash compensation incentive program. He also will receive other benefits, including relocation benefits, change-in-control payments as a participant in the Severance Plan described below, and is eligible for participation in our other long-term incentive programs and our Nonqualified Deferred Compensation Plan.

On May 6, 2021, we entered into an employment letter with Ms. Hayden in connection with her appointment as our Senior Executive Vice President and Chief Information Officer, effective June 7, 2021. Under the employment letter, Ms. Hayden will be paid an annual base salary and be eligible to participate in the variable cash compensation incentive

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Compensation Discussion and Analysis

program. She also will receive other benefits, including relocation benefits, change-in-control payments as a participant in a Severance Plan described below, and is eligible for participation in our other long-term incentive programs and our Nonqualified Deferred Compensation Plan.

On January 11, 2018, we entered into an employment letter with Mr. Dean that was in connection with his appointment as our Vice President and General Counsel, effective January 12, 2018. Under the employment letter, Mr. Dean was paid an annual base salary and eligible to participate in the variable cash compensation incentive program. He also received other benefits, including relocation benefits and change-in-control payments as a participant in the Severance Plan described below, and was eligible for participation in our other long-term incentive programs and our Nonqualified Deferred Compensation Plan.

See the “Employment Arrangements and Potential Payments upon Certain Events” section for more information on Mr. Baur’s, Mr. Eldh’s, Mr. Jones’, Ms. Hayden’s and Mr. Dean’s employment arrangements that were in effect during fiscal 2022.

Severance Plan

We have established a severance plan to provide severance and other benefits to certain executives selected by the Compensation Committee to participate in the severance plan. The Company’s severance plan is uniform for the current executives selected by the Compensation Committee to participate at their respective levels, excepting Mr. Eldh, who has several provisions that are individually tailored, as described below. We refer to the Company severance plan and Mr. Eldh’s severance plan collectively as the “Severance Plan.”

The employment arrangements with our NEOs and the Severance Plan provide that, if the employment of any participant in the Severance Plan is terminated by the Company without cause, or if the Executive resigns for good reason, we will be required to pay or provide the executive’s base salary earned through the date of termination. In addition, we will also be required to pay to the executive in such instances any other amounts or benefits the executive is eligible to receive under any Company plan, program, policy, practice, contract or agreement in accordance with their terms. In such instances, we will also be required to provide severance benefits to the executive, subject to the executive’s execution of a release, consisting of compensation equal to the average annual base salary and variable compensation earned by the executive, including any amounts earned but deferred, in the last three fiscal years completed prior to the termination (the “Average Compensation Amount”), multiplied by a severance multiple, less withholdings. In the case of Mr. Baur, the severance multiple is equal to 2.5, in the case of Mr. Eldh, Mr. Jones, Ms. Hayden and Mr. Dean the severance multiple is 1.5, and in the case of any other executive participating in the Severance Plan, the severance multiple will be set forth in a participation agreement between the Company and such executive (a “Participation Agreement”), but such multiple may not exceed 2.5. In the event the termination occurs within 12 months after or prior to and in contemplation of certain change in control events, Mr. Baur will receive three times his Average Compensation Amount, Mr. Eldh, Mr. Jones, Ms. Hayden and Mr. Dean will receive two times their respective Average Compensation Amount and, in the case of any other executive participating in the Severance Plan, such executive will receive his or her Average Compensation Amount multiplied by his or her change in control multiple, as set forth in a Participation Agreement. In addition, in the event that the executive’s employment is terminated by us without cause, or if the executive resigns for good reason, the executive will be entitled to receive a bonus equal to the pro-rata portion of the then current fiscal year annual variable compensation that otherwise would be payable to the executive based on actual performance. For a period of up to twenty-four months (or in the case of Mr. Eldh, for up to eighteen months) following the date of such a termination (or in the case of Mr. Baur, until he attains 65 years of age), the executives shall be entitled to participate in our medical and dental plans, with the executive paying the full premium charged for such coverage subject to the terms of the employment agreement, the employment letter, and/or the Severance Plan, as applicable.

If the executive’s employment is terminated for cause or if the executive voluntarily terminates his or her employment during the term of the agreement, other than for good reason, we will only be obligated to provide any accrued amounts payable on the executive’s annual base salary or any other amounts not previously paid, but earned, by the executive through the date of termination, and benefits under other plans in accordance with their terms. If the executive dies, becomes disabled, or retires during the term of the employment agreement, the employment letter, and/or the Severance Plan, as applicable, we will only be obligated to provide any accrued amounts payable on the executive’s annual base salary or any other amounts not previously paid, but earned, by the executive as of the date of

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Compensation Discussion and Analysis

termination, a bonus equal to the pro-rata portion of the then current fiscal year annual variable compensation that would otherwise be payable to the executive based on actual performance, and benefits under other plans in accordance with their terms.

If we do not renew the employment agreement, or enter into a new employment agreement with the same or similar terms after the end of the employment period, and Mr. Baur remains an employee of the Company in any capacity, Mr. Baur’s employment will be on an at-will basis, and Mr. Baur generally will be eligible to receive the same severance benefits set forth in the employment agreement.

In addition, each employment agreement, employment letter, and/or Severance Plan, as applicable, requires the executive not to, during the term of his or her employment and for a period of two years (or in the case of Mr. Eldh, for a period of 18 months) following the termination of such executive’s employment: (a) compete with the Company; (b) solicit certain customers or suppliers and certain prospective customers or suppliers of the Company; or (c) solicit employees to leave the Company. Each of the employment agreement, the employment letter, and/or the Severance Plan, as applicable, also requires the executive not to use or disclose our confidential information or trade secrets during the term of his or her employment and for a period of five years thereafter or for so long as the trade secrets remain protected. In addition, the Company and each executive agree not to disparage each other during the term of employment or for a period of five years thereafter. If an executive breaches or threatens to breach such restrictions on conduct, we may immediately cease any severance benefits or refuse such payment and shall be entitled to recover from any such executive any amounts previously paid as a severance benefit.

Upon his departure from the Company in July 2022, under the terms of the Severance Plan, Mr. Dean was entitled to receive compensation from the Company as determined under the provisions therein.

Post-Termination Restrictions and Compensation

The Compensation Committee believes that our NEOs should be provided with reasonable severance benefits in the event a NEO is terminated under certain circumstances. Severance benefits for NEOs reflect the fact that the NEO may not be able to find reasonably comparable employment within a reasonable period of time following a termination. In addition, the Compensation Committee believes that certain post-termination benefits such as change in control payments will allow the NEOs to focus their time on potential transactions that may be beneficial to the Company, rather than have concern for their own employment prospects following a change in control. Severance benefits are provided under our employment agreements, employment letters and/or the Severance Plan, as applicable.

NON-COMPETE AND NON-SOLICITATION AGREEMENTS

Our NEOs are obligated pursuant to their employment agreements, employment letters, and/or the Severance Plan, as applicable, not to compete with the Company for a period of two years (or in the case of Mr. Eldh, for a period of 18 months) following their termination of employment with the Company. These agreements also restrict the NEOs’ disclosure and use of confidential information to which they were exposed during their employment. In addition, the agreements provide for restrictions on the solicitation of suppliers, customers and employees of the Company for a period of twenty-four months (or in the case of Mr. Eldh, for a period of eighteen months) following termination of employment.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

In the event of a termination of employment by the Company other than for cause, death, disability, retirement, the expiration of the employment agreement (in the case of Mr. Baur), or by a NEO for good reason, the NEO will be entitled to a severance payment, provided that the NEO is in, and remains in, compliance with the non-competition, confidentiality, non-solicitation and related covenants provided in his or her employment agreement or the Severance Plan. The amount of a severance payment varies based upon the NEO’s historic compensation amounts, up to two and a half times the Chief Executive Officer’s and one and one-half times the other NEO’s average annual base salary and variable compensation over the last three fiscal years prior to a termination. These potential payments are discussed in more detail under the caption “Employment Arrangements and Potential Payments Upon Certain Events” below.

Our NEOs’ employment agreements, employment letters, and/or the Severance Plan, as applicable, provide for severance in the event of certain termination in connection with a change of control. Such severance payments will be made only if a “double trigger” is met. That is, both a change in control and a termination of employment are required.

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Compensation Discussion and Analysis

This is discussed in more detail under the caption “Employment Arrangements and Potential Payments Upon Certain Events” below. The Compensation Committee believes this benefit is required to offer competitive benefits to attract and retain highly qualified executives.

Additional Compensation Matters

Risk Assessment of Compensation Policies and Practices

We have assessed our compensation programs for all employees and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards. During fiscal 2022, the Compensation Committee reviewed our compensation policies and practices for all employees, including our NEOs, particularly as they relate to risk management practices and risk-taking incentives. As part of its review, the Compensation Committee discussed with management the ways in which risk is effectively managed or mitigated as it relates to our compensation programs and policies.

Based on this review, the Compensation Committee believes that our compensation programs do not encourage excessive risk but instead encourage behaviors that support sustainable value creation. The following features of our executive incentive compensation program illustrate this point:

◾

Our compensation program design provides a balanced mix of cash and equity and annual and long-term incentives that are designed to encourage strategies and actions that are in the Company’s and our shareholders’ long-term best interests. Equity awards such as service and performance-based restricted stock awards and restricted stock units reinforce our long-term performance perspective.

◾	Our performance goals and objectives generally reflect a mix of corporate and other performance measures designed to promote progress towards both our annual and longer-term goals.
◾

A significant component of each of our NEOs’ total direct compensation consists of long-term, equity-based incentive awards that are designed to encourage these NEOs to focus on sustained stock price appreciation.

◾

Equity awards typically have vesting schedules of three or four years and, in some cases, have performance-based vesting components as well; thus, NEOs typically will always have unvested awards that could decrease significantly in value if our business is not well-managed for the long term.

◾	Equity incentive awards are granted periodically, typically annually, during open window periods and under an established equity grant program.
◾

The Compensation Committee believes that our overall compensation of our NEOs is at reasonable and sustainable levels, as determined by a review of historical analysis and a review of our economic positions and prospects, as well as the compensation offered by comparable companies.

◾	The Compensation Committee retains discretion to reduce compensation based on corporate and individual performance and other factors.
◾	Equity awards are subject to annual limitations on the number of shares that may be awarded during any year. The typical Company compensation structure has a threshold and maximum for cash bonuses.
◾

The target levels under our annual cash bonus program are designed to be set at a level where achieving the target incentive compensation levels is not guaranteed and the achievement of such levels is rewarding to both the NEO and the shareholders.

◾	NEO base salaries are consistent with the NEOs’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.
◾	Our internal reporting system ensures a consistent and ongoing assessment of financial results used to determine payouts.
◾

Our stock ownership policy sets out a minimum level of Company share ownership for our CEO so that he has personal wealth tied to the long-term success of Company and is therefore aligned with shareholders and imposes an equity retention requirement to facilitate attaining such levels of ownership.

◾

We maintain a “claw-back policy,” which requires the reimbursement to the Company of any incentive compensation to executive and certain other officers, the payment of which was predicated upon the achievement of financial results that were subsequently the subject of a restatement caused by the recipient’s fraud or misconduct, or otherwise is required under applicable laws, rules, and regulations.

◾	NEOs must obtain permission from the Legal Department before the purchase or sale of any shares, even during an open trading period.

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	39

Compensation Discussion and Analysis

Based on a combination of the above, we believe that (i) our NEOs and other employees are encouraged to manage the Company in a prudent manner because our compensation programs are aligned with our business strategy and risk profile, and (ii) our incentive programs are not designed to encourage our NEOs or other employees to take excessive risks or risks that are inconsistent with the Company’s and shareholders’ best interests. In addition, we have in place various controls and management processes that help mitigate the potential for incentive compensation plans to have a material adverse effect on the Company.

Impact of Accounting and Tax Treatment of Compensation

Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of each of our NEOs. For years beginning prior to January 1, 2018, the $1 million limitation did not apply to qualified performance-based compensation that satisfied certain requirements, including, among others, approval of the material terms of the plan by our shareholders. Effective for the years beginning on or after January 1, 2018, there is no exception for qualified performance-based compensation from the Section 162(m) limitation, although a transition rule applies in some circumstances for outstanding awards. We consider the impact of the deduction limit under Section 162(m) when developing and implementing our executive compensation programs. We intend to design our executive compensation arrangements to be consistent with the interests of our shareholders. We believe that it is important to preserve flexibility in administering compensation programs to promote various corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Internal Revenue Code. Some amounts paid under our compensation programs may not be deductible as the result of Section 162(m).

40	2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables

COMPENSATION TABLES

2022 Summary Compensation Table

The following table summarizes compensation paid to or accrued on behalf of the NEOs for the fiscal year ended June 30, 2022:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael L. Baur	2022	875,000	—	1,125,012	1,206,308	2,123,625	317,739	5,647,684
Chair and Chief	2021	765,625	—	1,262,036	2,428,626	2,033,063	148,463	6,637,813
Executive Officer	2020	875,000	—	2,248,093	—	169,444	149,914	3,442,451
John Eldh	2022	548,077	—	749,984	804,221	1,339,569	70,197	3,512,048
President and Chief	2021	475,000	—	841,366	817,676	1,161,750	91,105	3,386,897
Revenue Officer(4)
Stephen T. Jones	2022	400,000	—	400,011	428,916	647,200	59,890	1,936,017
Senior Executive Vice President,	2021	218,462	—	800,001	—	360,500	87,300	1,466,263
Chief Financial Officer (5)
Rachel Hayden	2022	350,000	200,000	286,525	187,672	339,780	22,050	1,386,027
Senior Executive Vice President,	2021	20,192	—	—	—	27,107	100,000	147,299
Chief Information Officer(6)
Matthew S. Dean	2022	450,000	—	212,515	227,874	436,860	42,616	1,369,865
Former Chief Legal	2021	427,500	—	238,384	472,094	418,230	41,141	1,597,349
Officer(7)	2020	450,000	170,000	424,648	—	34,857	38,891	1,118,369

(1)

Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see Note 12 to our audited financial statements for the fiscal year ended June 30, 2022, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022.

(2)

Reflects the value of cash incentives earned pursuant to our annual incentive plan. For fiscal 2022, the cash incentives were awarded in August 2022. For fiscal 2021, the cash incentives under that program were awarded in August 2021. For fiscal 2020, the cash incentives under that program were awarded in August 2020. See the discussion in “Compensation Discussion and Analysis” herein.

(3)	See the All Other Compensation table below for additional information.
(4)	Mr. Eldh joined the Company in October 2019 and was designated an executive officer in November 2020. Mr. Eldh was appointed President in February 2022.
(5)	Mr. Jones joined the Company as Senior Executive Vice President and Chief Financial Officer in December 2020 and was designated an executive officer at that time.
(6)	Ms. Hayden joined the Company as Senior Executive Vice President and Chief Information Officer in June 2021 and was designated an executive officer at that time.
(7)	Mr. Dean departed from the Company in July 2022.

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	41

2022 All Other Compensation Table

2022 All Other Compensation Table

The following supplemental table summarizes all other compensation paid to our NEOs for the fiscal year ended June 30, 2022, which is included in the All Other Compensation column in the 2022 Summary Compensation Table above:

Name	Fiscal Year	Perquisites ($)(1)	Company Contributions to Nonqualified Deferred Compensation Plan ($)		Company Paid Disability Benefit ($)(2)	Company Contributions to Deferred Contribution Plans (401(k)) ($)	Other ($)(3)	Total ($)
Michael L. Baur	2022	6,573	200,000	(4)	77,600	9,950	23,616	317,739
	2021	4,085	42,361	(4)	77,601	800	23,616	148,463
	2020	5,536	42,361	(4)	77,601	800	23,616	149,914
John Eldh	2022	2,500	22,500	(4)	29,943	9,742	5,512	70,197
	2021	—	22,500		—	800	67,805	91,105
Stephen T. Jones	2022	—	34,223	(4)	11,632	5,900	8,136	59,890
	2021	1,500	9,000		—	800	76,000	87,300
Rachel Hayden	2022	—	7,875	(4)	5,719	4,576	3,880	22,050
	2021	—	—		—	—	100,000	100,000
Matthew S. Dean	2022	1,500	8,250	(4)	10,152	7,025	15,689	42,616
	2021	2,500	12,000		10,152	800	15,689	41,141
	2020	1,000	11,250		10,152	800	15,689	38,891

(1)	Represents physical examination costs.
(2)	Includes supplemental long-term disability benefits.
(3)

Represents life insurance benefits. For Mr. Jones, also includes physical examination costs for his spouse of $1,000. For Mr. Eldh, Mr. Jones, and Ms. Hayden, also includes relocation (and related tax gross-up) benefits of $75,000 in fiscal 2020, $67,805 in fiscal 2021 and $100,000 in fiscal 2021, respectively.

(4)

The deferred compensation benefit is provided in connection with the individual’s employment agreement, which is discussed below under “Employment Arrangements and Potential Payments upon Certain Events.”

42	2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2022 Grants of Plan Based Awards Table

2022 Grants of Plan Based Awards Table

The following table summarizes awards granted to each of the NEOs during the fiscal year ended June 30, 2022 under the 2013 Plan:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael L. Baur	8/18/2021	656,250	1,312,500	2,625,000
	8/27/2021							31,207	36.05	1,125,012
	8/27/2021				7,802	15,604	31,208	15,604	41.26	643,821
	8/27/2021				7,802	15,603	31,206	15,603	36.05	562,488
John Eldh	2/3/2022	625,000	827,917	2,500,000
	8/27/2021							20,804	36.05	749,984
	8/27/2021				5,202	10,403	20,806	10,403	41.26	429,228
	8/27/2021				5,201	10,402	20,804	10,402	36.05	374,992
Stephen T. Jones	8/18/2021	200,000	400,000	800,000
	8/27/2021							11,096	36.05	400,011
	8/27/2021				2,774	5,548	11,096	5,548	41.26	228,910
	8/27/2021				2,774	5,548	11,096	5,548	36.05	200,005
Rachel Hayden	8/18/2021	105,000	210,000	420,000
	8/27/2021							7,948	36.05	286,525
	8/27/2021				1,214	2,428	4,856	2,428	41.26	100,179
	8/27/2021				1,214	2,427	4,854	2,427	36.05	87,493
Matthew S. Dean	8/18/2021	85,000	270,000	540,000
	8/27/2021							5,895	36.05	212,515
	8/27/2021				1,474	2,948	5,896	2,948	41.26	121,634
	8/27/2021				1,474	2,947	5,894	2,947	36.05	106,239

(1)	See “Compensation Discussion and Analysis — Material Elements of our Compensation Programs — Annual Performance-Based and Service-Based Equity Awards,” above.
(2)

The grant date fair values of the stock awards and units are based on the closing prices of our common stock on NASDAQ on August 27, 2021. These equity awards were part of an equity grant granted on August 27, 2021 and the performance metrics for the performance-based portion of these awards were set at that time. These performance-and service-based equity awards were computed in accordance with FASB ASC Topic 718.

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	43

2022 Outstanding Equity Awards at Fiscal Year End Table

2022 Outstanding Equity Awards at Fiscal Year End Table

The following table summarizes outstanding equity awards held by each of the NEOs as of June 30, 2022:

Name		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Michael L. Baur	12/6/2013	115,356	—	42.82	12/6/2023
	12/5/2014	164,093	—	41.13	12/5/2024
	12/4/2015	125,000	—	38.19	12/4/2025
	12/2/2016	77,339	—	37.00	12/2/2026
	12/8/2017	53,079	—	34.35	12/8/2027
						11/15/2019	10,532	327,966	—	—
	11/19/2020	45,525	88,374	24.68	11/19/2030
						11/19/2020	33,750	1,050,975	—	—
	11/24/2020	40,467	78,554	27.14	11/24/2030
						8/27/2021	31,207	971,786	31,207	971,786
John Eldh	—	—	—	—	—	11/15/2019	9,362	291,533	—	—
	—	—	—	—	—	12/2/2019	4,695	146,202	—	—
	11/19/2020	30,350	58,916	24.68	11/19/2030
						11/29/2020	22,501	700,681	—	—
						8/27/2021	20,804	647,837	20,805	647,868
Stephen T. Jones						3/1/2021	18,139	564,848	—	—
						8/27/2021	11,096	345,529	11,096	345,529
Rachel Hayden						8/27/2021	4,854	151,154	—	—
						9/1/2021	5,961	185,626	—	—
						8/27/2021	—	—	4,855	151,185
Matthew S. Dean	2/9/2018	10,000	—	32.25	2/9/2028
						11/15/2019	1,990	61,969
	11/19/2020	8,599	16,693	24.68	11/19/2030
						11/19/2020	6,375	198,518
	11/24/2020	8,093	15,711	27.14	11/24/2030
						8/27/2021	5,895	183,570	5,895	183,570

(1)

Stock options and restricted stock units vest ratably over three years beginning on the grant date. However, restricted stock units granted in fiscal 2022 vest ratably over four years beginning on the grant date.

44	2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2022 Option Exercises and Stock Vested Table

2022 Option Exercises and Stock Vested Table

The following table summarizes the exercise of options and the vesting of stock awards by each of our NEOs during the fiscal year ended June 30, 2022:

Name	Option Awards		Restricted Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Michael L. Baur	26,586	87,827	37,353	1,317,466

John Eldh	—	—	25,646	916,949

Stephen T. Jones	—	—	9,343	294,398

Rachel Hayden	—	—	1,987	78,228

Matthew S. Dean	—	—	6,218	220,353

2022 Nonqualified Deferred Compensation Table

The following table contains information concerning benefits earned by each of the NEOs under nonqualified deferred compensation plans during the fiscal year ended June 30, 2022:

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year-End ($)

Michael L. Baur	400,000	200,000	(1,531,338)	—	11,228,060

John Eldh	75,000	22,500	(37,566)	—	165,209

Stephen T. Jones	114,075	34,223	(30,444)	—	158,384

Rachel Hayden	26,250	7,875	(3,692)	—	30,433

Matthew S. Dean	27,500	8,250	(21,606)	—	148,568

(1)

Amounts represent voluntary deferrals of salary, bonus or a combination of both salary and bonus under our Nonqualified Deferred Compensation Plan. Contributions of deferred salary are reported as fiscal year 2022 income in the “Salary” column of the 2022 Summary Compensation Table.

(2)	Amounts reflect voluntary deferrals under our Nonqualified Deferred Compensation Plan associated with plan awards for fiscal year 2022 but paid in fiscal year 2023.
(3)

Amounts represents our matching contributions under our Nonqualified Deferred Compensation Plan. These amounts are reported as fiscal year 2022 income in the “All Other Compensation” column of the 2022 Summary Compensation Table.

(4)	Reflects cash flows for the fiscal year ended June 30, 2022.

Our Nonqualified Deferred Compensation Plan permits our NEOs to elect to defer a portion of their base salary and incentive bonus, and to receive matching contributions from the Company on a portion of the deferred amounts. Mr. Baur may defer up to 50% of his base compensation and 100% of his bonus, and we will provide a matching contribution of 50% of the amount deferred up to a calendar year limit of $200,000 in matching contributions. Each of Mr. Eldh, Mr. Jones, Ms. Hayden and Mr. Dean may defer up to 50% of his or her base salary and 100% of his or her bonus, and we will provide a matching contribution of 30% on the first 15% of compensation deferred.

Deferred amounts are credited to each participant’s account, which are invested in one or more investment alternatives chosen by each participant from a range of mutual fund offerings and other investments available under the plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, death or other termination of employment, or upon a change in control of the Company, as elected in advance by the participant. A participant may also elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution, subject to a minimum five-year deferral.

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	45

Employment Arrangements and Potential Payments Upon Certain Events

Employment Arrangements and Potential Payments Upon Certain Events

We have entered into an employment agreement with Mr. Baur that was effective July 1, 2017 and employment letters with Mr. Eldh, Mr. Jones, and Ms. Hayden effective October 1, 2019, December 14, 2020, and June 7, 2021, respectively. Mr. Baur, Mr. Eldh, Mr. Jones, and Ms. Hayden also participate in the Severance Plan. Notwithstanding these employment arrangements, each of Mr. Baur, Mr. Eldh, Mr. Jones, and Ms. Hayden has the right to voluntarily terminate his or her employment at any time. The employment arrangements set forth the general terms and conditions of Mr. Baur’s, Mr. Eldh’s, Mr. Jones’, and Ms. Hayden’s employment and provide for certain severance benefits upon the occurrence of certain events, which are stated as column headings the tables below.

We had an employment letter with Mr. Dean effective January 11, 2018 and Mr. Dean participated in the Severance Plan prior to his departure from the Company in July 2022. As a result of his departure, Mr. Dean will receive benefits under the Severance Plan as determined under the provisions therein.

The material elements of compensation of each NEO as contained in their employment arrangements are described in the “Compensation Discussion and Analysis” section herein. The following sets forth in tabular format the incremental compensation that would be payable to such NEO in the event of his termination of employment under various scenarios, which we refer to as termination events. In accordance with SEC rules, the following discussion assumes:

◾	That the termination event in question occurred on June 30, 2022, the last day of fiscal 2022; and
◾	With respect to calculations based on our stock price, the reported closing price of our common stock on June 30, 2022, $31.14, was used.

The tables contained in this section do not include payments made to a NEO with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon a termination event can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and our stock price at such time.

46	2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Employment Arrangements and Potential Payments Upon Certain Events

Mr. Baur

GENERAL

Pursuant to the terms of Mr. Baur’s employment agreement, he was entitled to receive an annual base salary of $875,000 in fiscal 2022. Under his agreement, Mr. Baur is eligible to receive annual incentive cash and equity awards under our equity plans as described in the “Compensation Discussion and Analysis” section herein. Subject to the provisions of his employment agreement, Mr. Baur is obligated to comply with certain provisions relating to non-competition (for two years post termination), confidentiality and non-solicitation of customers and employees (for two years post termination) if his employment is terminated.

BENEFITS UPON THE OCCURRENCE OF CERTAIN TERMINATION EVENTS

In addition to the amounts listed below, Mr. Baur is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)

Severance	5,701,464	6,841,757	—	—	—	—

Pro Rata Variable Compensation(1)	2,123,625	2,123,625	2,123,625	2,123,625	2,123,625	2,123,625

Equity Acceleration(2)	—	2,350,727	2,350,727	2,350,727	2,350,727	—

Performance-Based Equity Acceleration(3)	—	971,786	971,786	971,786	971,786	—

Medical Coverage(4)	349,320	349,320	349,320	349,320	349,320	—

Deferred Compensation	—	—	—	—	—	—

Disability(5)	—	—	—	—	437,500	—

TOTAL(6)	8,174,409	12,637,215	5,795,458	5,795,458	6,232,958	2,123,625

(1)

Mr. Baur’s employment agreement provides for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if Mr. Baur had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of Mr. Baur’s fiscal 2022 annual variable compensation as of June 30, 2022.

(2)

Reflects (i) the difference between fair market value as of June 30, 2022 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)

Reflects the fair market value as of June 30, 2022, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.

(4)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment arrangements.
(5)

The executive officer’s employment agreement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy.

(6)

These amounts do not include the payout of Mr. Baur’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table herein.

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	47

Employment Arrangements and Potential Payments Upon Certain Events

Mr. Eldh

GENERAL

Mr. Eldh serves as our President and Chief Revenue Officer. At June 30, 2022, Mr. Eldh received an annual base salary of $625,000. Mr. Eldh is eligible to receive both annual incentive cash compensation and equity awards under the 2021 Plan. Subject to the provisions of his employment arrangements, Mr. Eldh is obligated to comply with certain provisions relating to non-competition (for 18 months post termination), confidentiality and non-solicitation of customers and employees (for 18 months post termination) if his employment is terminated.

BENEFITS UPON THE OCCURRENCE OF CERTAIN TERMINATION EVENTS

In addition to the amounts listed below, Mr. Eldh is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)

Severance	2,643,297	3,524,396	—	—	—	—

Pro Rata Variable Compensation(1)	1,339,569	1,339,569	1,339,569	1,339,569	1,339,569	1,339,569

Equity Acceleration(2)	—	1,786,253	1,786,253	1,786,253	1,786,253	—

Performance-Based Equity Acceleration(3)	—	647,868	647,868	647,868	647,868	—

Medical Coverage(4)	20,724	20,724	20,724	20,724	20,724	—

Deferred Compensation	—	—	—	—	—	—

Disability(5)	—	—	—	—	274,038	—

TOTAL(6)	4,003,590	7,318,809	3,794,413	3,794,413	4,068,452	1,339,569

(1)

Mr. Eldh’s employment arrangements provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if Mr. Eldh had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of Mr. Eldh fiscal 2022 annual variable compensation as of June 30, 2022.

(2)

Reflects (i) the difference between fair market value as of June 30, 2022 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)

Reflects the fair market value as of June 30, 2022, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.

(4)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment arrangements.
(5)

The executive officer’s employment arrangement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy.

(6)

These amounts do not include the payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table herein.

48	2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Employment Arrangements and Potential Payments Upon Certain Events

Mr. Jones

GENERAL

Mr. Jones serves as our Senior Executive Vice President and Chief Financial Officer. At June 30, 2022, Mr. Jones received an annual base salary of $400,000. Mr. Jones is eligible to receive both annual incentive cash compensation and equity awards under the 2021 Plan. Subject to the provisions of his employment arrangements, Mr. Jones is obligated to comply with certain provisions relating to non-competition (for two years post termination), confidentiality and non-solicitation of customers and employees (for two years post termination) if his employment is terminated.

BENEFITS UPON THE OCCURRENCE OF CERTAIN TERMINATION EVENTS

In addition to the amounts listed below, Mr. Jones is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)

Severance	1,219,622	1,626,162	—	—	—	—

Pro Rata Variable Compensation(1)	647,200	647,200	647,200	647,200	647,200	647,200

Equity Acceleration(2)	—	910,378	910,378	910,378	910,378	—

Performance-Based Equity Acceleration(3)	—	345,529	345,529	345,529	345,529	—

Medical Coverage(4)	27,632	27,632	27,632	27,632	27,632	—

Deferred Compensation	—	—	—	—	—	—

Disability(5)	—	—	—	—	200,000	—

TOTAL(6)	1,894,454	3,556,901	1,930,739	1,930,739	2,130,739	647,200

(1)

Mr. Jones’ employment arrangements provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if Mr. Jones had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of Mr. Jones fiscal 2022 annual variable compensation as of June 30, 2022.

(2)

Reflects (i) the difference between fair market value as of June 30, 2022 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)

Reflects the fair market value as of June 30, 2022, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.

(4)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment arrangements.
(5)

The executive officer’s employment arrangement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy.

(6)

These amounts do not include the payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table herein.

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	49

Employment Arrangements and Potential Payments Upon Certain Events

Ms. Hayden

GENERAL

Ms. Hayden serves as our Senior Executive Vice President and Chief Information Officer. At June 30, 2022, Ms. Hayden’s annual base salary was set at $350,000. Ms. Hayden is eligible to receive both annual incentive cash compensation and equity awards under the 2021 Plan. Subject to the provisions of her employment arrangements, Ms. Hayden is obligated to comply with certain provisions relating to non-competition (for two years post termination), confidentiality and non-solicitation of customers and employees (for two years post termination) if her employment is terminated.

BENEFITS UPON THE OCCURRENCE OF CERTAIN TERMINATION EVENTS

In addition to the amounts listed below, Ms. Hayden is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of her termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)

Severance	552,809	737,079	—	—	—	—

Pro Rata Variable Compensation(1)	339,780	339,780	339,780	339,780	339,780	339,780

Equity Acceleration(2)	—	336,779	336,779	336,779	336,779	—

Performance-Based Equity Acceleration(3)	—	151,185	151,185	151,185	151,185	—

Medical Coverage(4)	40,777	40,777	40,777	40,777	40,777	—

Deferred Compensation	—	—	—	—	—	—

Disability(5)	—	—	—	—	175,000	—

TOTAL(6)	933,367	1,605,600	868,521	868,521	1,043,521	339,780

(1)

Ms. Hayden’s employment agreement provides for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if Ms. Hayden had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of Ms. Hayden’s fiscal 2022 annual variable compensation as of June 30, 2022.

(2)

Reflects (i) the difference between fair market value as of June 30, 2022 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)

Reflects the fair market value as of June 30, 2022, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.

(4)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment arrangements.
(5)

The executive officer’s employment arrangement provides that if her employment is terminated by reason of disability, she will continue to receive her salary during the period under which she continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy.

(6)

These amounts do not include the payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table herein.

50	2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Pay Ratio Disclosure

Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K promulgated under the Exchange Act, we are required to disclose the median annual total compensation of all the Company’s employees, the total compensation of our CEO and the ratio of those two amounts. The pay ratio set forth below is a reasonable estimate and has been calculated in a manner consistent with SEC rules and based on the methodology described below. The SEC rules for identifying median employees allow companies to use a variety of methodologies. As a result, the pay ratio reported by others may not be comparable to our reported pay ratio. For the year ended June 30, 2022:

◾	the total compensation for our median employee was $59,309.71;
◾	the annual total compensation of Mr. Baur was $5,647,684; and
◾	based on the information above, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 95.2 to 1.

During the year ended June 30, 2022, there were no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. Therefore, to calculate the pay ratio for the year ended June 30, 2022, we used the same median employee identified as of June 30, 2021. The methodology that we used and the material assumptions, adjustments and estimates that we used to identify the median and determine annual total compensation were as follows:

Employee population. As of June 30, 2021, the date we selected to identify our median employee, our employee population consisted of approximately 2,184 individuals, with 765 employees representing 35% of our total employee population located outside the United States and 1,419 employees representing 65% of our total employee population located in the United States.

Identification of Median. To identify the median of the annual total compensation of all of our employees, we reviewed the total cash earnings of all employees for the twelve-month period ending on June 30, 2021 (the “reported compensation”). In making this calculation, we annualized the reported compensation of all of our employees who were hired during the period. While we did not make any cost-of-living adjustments to the reported compensation in identifying the median employee, we did convert the reported compensation of our non-United States employees to United States dollars using the applicable conversion rate as of June 30, 2021. Using this methodology, we determined that our median employee was a full-time, salaried employee located in the United States.

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	51

Compensation Committee Report

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended June 30, 2022 and in this Proxy Statement.

Submitted by the Compensation Committee:

Elizabeth O. Temple, Chair

Peter C. Browning

Frank E. Emory, Jr.

Michael J. Grainger

Charles A. Mathis

Dorothy F. Ramoneda

Jeffrey R. Rodek

Charles R. Whitchurch

The Compensation Committee report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the Compensation Committee report by reference therein.

52	2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Equity Compensation Plan Information

The following table provides information about the common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of June 30, 2022:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Shareholders

2021 Omnibus Incentive Compensation Plan	6,578	(1)	—	1,602,786

2013 Long-Term Incentive Plan	1,755,777	(2)	$20.62	—

Equity Compensation Plans Not Approved by Shareholders	—		—	—

TOTAL:	1,762,355		$20.54	1,602,786

(1)

ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan (“2021 Plan”). At June 30, 2022, approximately 1,602,786 shares remain available for issuance under the 2021 Plan, which allows for grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock units, deferred stock units, dividend equivalent awards and other stock-based awards. Includes restricted stock outstanding, including restricted stock awards, restricted stock units, performance restricted stock awards and performance restricted stock units. Amount includes 6,578 restricted shares outstanding in the form of restricted stock units and performance units.

(2)

ScanSource, Inc. 2013 Long Term Incentive Plan (“2013 Plan”). At June 30, 2022, no shares remain available for issuance under the 2013 Plan, which allows for grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock units, deferred stock units, dividend equivalent awards and other stock-based awards. Includes restricted stock outstanding, including restricted stock awards, restricted stock units, performance restricted stock awards and performance restricted stock units. Amount includes 632,678 restricted shares outstanding in the form of restricted stock units and performance units.

(3)	The weighted-average exercise price does not reflect the shares that will be issued upon the payment of outstanding awards of restricted stock, which have no exercise price.

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	53

Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee operates under a written charter, a copy of which is available on the “Investors” page of our website, www.scansource.com, under the “Corporate Governance” tab. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during fiscal 2022 and particularly with regard to the audited consolidated financial statements as of June 30, 2022 and June 30, 2021 and for the three years ended June 30, 2022.

The Audit Committee is comprised solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries at any time during the past three years or has any current business or any family relationship with the Company or any of our subsidiaries or affiliates.

Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met four times during fiscal 2022.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2022, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also reviewed and discussed with the independent auditors the critical audit matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the Audit Committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements, and (2) involved the auditor’s especially challenging, subjective or complex judgments. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended June 30, 2022 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 for filing with the SEC.

Submitted by the Audit Committee:

Charles A. Mathis, Chair

Peter C. Browning

Frank E. Emory

Michael J. Grainger

Dorothy F. Ramoneda

Jeffrey R. Rodek

Elizabeth O. Temple

Charles R. Whitchurch

54	2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Stock Ownership Information

PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 28, 2022 by the following: (i) each of our NEOs; (ii) each of our directors and director nominees; (iii) all of our directors and executive officers as a group; and (iv) each person known to own beneficially more than 5% of our common stock. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. The address for each of our directors and executive officers is 6 Logue Court, Greenville, South Carolina 29615.

Name	Number of Shares Beneficially Owned	Percentage(1)

BlackRock, Inc.(2)	4,898,510	19.32%

The Vanguard Group, Inc.(3)	2,888,385	11.39%

Victory Capital Management Inc. (4)	2,129,549	8.40%

Dimensional Fund Advisors LP(5)	1,845,416	7.28%

Pzena Investment Management, LLC(6)	1,592,462	6.28%

Michael L. Baur(7)	917,636	3.52%

Peter C. Browning	34,990	*

Matthew S. Dean(8)	24,379	*

John Eldh(9)	97,353	*

Frank E. Emory, Jr.	15,600	*

Michael J. Grainger	39,200	*

Rachel Hayden(10)	2,208	*

Stephen T. Jones(11)	8,220	*

Charles A. Mathis	10,200	*

Dorothy F. Ramoneda	18,700	*

Jeffrey R. Rodek	18,400	*

Elizabeth O. Temple	24,300	*

Charles R. Whitchurch	22,800	*

All directors and executive officers as a group (12 persons)(12)	1,209,607	4.63%

* Amount represents less than 1.0%.

(1)

Applicable percentage of ownership is based upon 25,348,376 shares of our common stock outstanding on November 28, 2022. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)

The information reported is based on a Schedule 13G/A filed with the SEC on January 27, 2022 reporting sole power of BlackRock, Inc. to vote or direct the vote of 4,704,941 shares and sole power to dispose or direct the disposition of 4,898,510 shares. The business address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055.

(3)

The information is reported based on a Schedule 13G/A filed with the SEC on February 10, 2022 reporting shared power of The Vanguard Group, Inc. (“Vanguard”) to vote or direct the vote of 29,947 shares, sole power of Vanguard to dispose or direct the disposition of 2,841,492 shares; and shared power of Vanguard to dispose or direct the disposition of 46,893 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

The information reported is based on a Schedule 13G/A filed with the SEC on February 2, 2022 reporting sole power of Victory Capital Management Inc. (“Victory”) to vote or direct the vote of 2,107,619 shares and sole power to dispose or direct the disposition of 2,129,549 shares. The business address of Victory is 4900 Tiedeman Road, 4th Floor, Brooklyn, OH 44144.

(5)

The information is reported based on a Schedule 13G/A filed with the SEC on February 8, 2022 reporting the beneficial ownership of Dimensional Fund Advisors LP (“Dimensional”) and the sole power to vote or direct the vote of 1,808,040 shares and sole power to dispose or direct the disposition of 1,845,416 shares. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. All securities reported in this schedule are owned by the funds advised by Dimensional. Dimensional disclaims beneficial ownership of such securities. The business address of Dimensional is Building One, 6300 Bee Cave Road, Building One, Austin, TX 78746.

(6)

The information reported is based on a Schedule 13G/A filed with the SEC on January 21, 2022 reporting sole power of Pzena Investment Management, LLC (“Pzena”) to vote or direct the vote of 1,206,954 shares and sole power to dispose or direct the disposition of 1,592,462 shares. The business address of Pzena is 320 Park Avenue, 8th Floor, New York, NY 10022.

(7)

Does not include 83,464 shares issuable pursuant to options granted by the Company that are not currently exercisable and will not become exercisable by January 27, 2023. Includes 704,323 shares issuable pursuant to exercisable options. Does not include 96,980 shares underlying unvested restricted stock units that will not vest by January 27, 2023.

(8)	In July 2022, Mr. Dean departed the Company. As a result, the number of shares beneficially owned as reported is based on Mr. Dean’s latest Form 4 filing on December 14, 2021.

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	55

Stock Ownership Information

(9)

Does not include 29,458 shares issuable pursuant to options granted by the Company that are not currently exercisable and will not become exercisable by January 27, 2023. Includes 59,808 shares issuable pursuant to exercisable options. Does not include 59,565 shares underlying unvested restricted stock units that will not vest by January 27, 2023.

(10)	Does not include 15,900 shares underlying unvested restricted stock units that will not become exercisable by January 27, 2023.
(11)	Does not include 47,396 shares underlying unvested restricted stock units that will not become exercisable by January 27, 2023.
(12)	Includes 764,131 shares issuable pursuant to exercisable options.

56	2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Delinquent Section 16(a) Reports

DELINQUENT SECTION 16(a) REPORTS

To our knowledge, based solely on a review of the copies of Section 16 reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2022, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	57

Other Business

The Board has no knowledge of any other matter to be submitted at the 2023 Annual Meeting. If any other matter shall properly come before the 2023 Annual Meeting, the persons named in this Proxy Statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

58	2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Shareholder Proposals

We must receive shareholder proposals intended to be presented at the 2024 Annual Meeting of Shareholders by August 15, 2023 for possible inclusion in the proxy materials relating to such meeting, in accordance with the SEC’s Rule 14a-8. However, if the date of the 2024 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2023 Annual Meeting, the deadline will instead be a reasonable time before we begin to print and mail the proxy statement for the 2024 Annual Meeting.

Shareholders intending to present a proposal or to nominate a candidate for director for election at the 2024 Annual Meeting of Shareholders, but not to have the proposal or nomination considered for inclusion in the proxy materials for that meeting, must be eligible and give us advance written notice in accordance with our Bylaws and Rule 14a-19 of the Exchange Act.

Our Bylaws provide that such notice shall set forth in writing: (i) whether the shareholder is providing the notice at the request of a beneficial holder of shares, whether the shareholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the shareholder or such beneficial holder in the Company or the matter the notice relates to, and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Company or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of any Interested Person with respect to the Company or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and (v) a representation that the shareholder is a holder of record of stock of the Company that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice. As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act. The notice shall be updated not later than 10 days after the record date for the determination of shareholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.

The deadline for shareholders to provide written notice of intent to make nominations for the election of directors at the 2024 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) will be no more than 120 days and no less than 90 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the notice shall be given in the manner provided herein by the later of the close of business on (i) the date 90 days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed. Assuming that the date of the 2024 Annual Meeting is not advanced or delayed in the manner described above, the required notice for the 2024 Annual Meeting would need to be provided to us not earlier than September 28, 2023 and not later than October 28, 2023.

In addition to satisfying the requirements under our Bylaws, shareholders who intend to solicit proxies in support of director nominees other than Company nominees for the 2024 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and complies with all other requirements under Rule 14a-19, including the minimum solicitation requirements. Because the advance notice provisions of our Bylaws require earlier notice than what is required by Rule 14a-19, the deadline for shareholders to provide notice must be submitted in accordance with the deadlines set forth in the preceding paragraph. Our Bylaws require that any notice relating to the nomination of directors must contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC (or the corresponding provisions of any successor regulation),

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	59

Shareholder Proposals

(ii) each nominee’s signed consent to serve as a director of the Company if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation). The Company may also require any proposed nominee to furnish such other information, including completion of the Company’s director’s questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board under the various rules and standards applicable to the Company. In addition to complying with the foregoing procedures, any shareholder recommending a director candidate must also comply with all applicable requirements of the Exchange Act, including the rules and regulations under such Act. In the event that the number of directors to be elected to the Board of Directors of the Company is increased and either all of the nominees for director or the size of the increased Board of Directors is not publicly announced or disclosed by the Company at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the principal executive office of the Company not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders that are properly brought before the Company. The proper procedures shareholders must follow to receive nominee consideration are outlined in this section. These nominees will be evaluated in the same manner as Board nominees as described in “Candidates for the Board” above.

For business proposals to be brought before an annual meeting by a shareholder, the shareholder must give timely notice to the Corporate Secretary and such other business must otherwise be a proper matter for shareholder action. Notice other than the nomination of directors must contain: (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by shareholders and (ii) a brief written statement of the reasons why such shareholder favors the proposal. The deadline for shareholders to provide written notice of their intent to bring a proposal (other than a nomination for the election of directors) at the 2023 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) is no more than 120 days and no less than 90 days prior to the first anniversary of the 2023 Annual Meeting. However, if the 2023 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered no more than 90 days and no less than 60 days prior to such Annual Meeting or the 10th day following the day on which we make a public announcement of the 2023 Annual Meeting. Assuming that the date of the 2023 Annual Meeting is not advanced or delayed in the manner described above, the required notice for the 2023 Annual Meeting would need to be provided to us not earlier than September 28, 2022 and not later than October 28, 2022.

To be in proper written form, a shareholder’s notice to the Corporate Secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of our common stock which are owned beneficially and of record by the shareholder and such beneficial owner and (iv) any material interest of the shareholder or such beneficial owner in such business.

60	2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” annual reports and proxy statements. This means that only one copy of our Annual Report on Form 10-K and Proxy Statement, as applicable, may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of our Annual Report on Form 10-K and Proxy Statement, as applicable, to any shareholder upon request submitted to the Company at the following address: ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615, Attention: Lea Ann Guarnaccia, Corporate Secretary, or by calling (864) 286-4892 Any shareholder who wants to receive separate copies of our Annual Report on Form 10-K and Proxy Statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and telephone number.

FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, which has been filed with the SEC, will be made available to shareholders to whom this Proxy Statement is mailed, without charge, upon written request to Lea Ann Guarnaccia, Corporate Secretary, ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615.

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	61

6 Logue Court

Greenville, South Carolina 29615

ANNUAL MEETING OF SHAREHOLDERS

January 26, 2023 9:00 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

This undersigned shareholder of ScanSource, Inc., a South Carolina corporation (the “Company”), hereby appoints Michael L. Baur, Lea Ann Guarnaccia and Stephen Jones as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock, no par value, of the Company held of record by the undersigned on November 28, 2022 at the Annual Meeting of the Shareholders of the Company to be held on January 26, 2023 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. THIS PROXY, IF DULY EXECUTED AND RETURNED, WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 4, AND FOR “ONE YEAR” FOR PROPOSAL 3, IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. THESE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THEIR JUDGMENT.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

(Continued and to be signed on the reverse side)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING:

The Notice and Proxy Statement and Annual Report are available at

http://www.viewproxy.com/ScanSource/2023

Please mark your votes like this ☒

The Board of Directors recommends you vote FOR the election of the eight nominees for director named below:

1. Election of Directors	FOR	AGAINST	ABSTAIN
1a. Michael L. Baur	☐	☐	☐
1b. Peter C. Browning	☐	☐	☐
1c. Frank E. Emory, Jr.	☐	☐	☐
1d. Charles A. Mathis	☐	☐	☐
1e. Dorothy F. Ramoneda	☐	☐	☐
1f. Jeffrey R. Rodek	☐	☐	☐
1g. Elizabeth O. Temple	☐	☐	☐
1h. Charles R. Whitchurch	☐	☐	☐

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The Board of Directors recommends you vote FOR the following proposal:

2. Advisory vote to approve ScanSource’s named executive officer compensation.
☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends you vote ONE YEAR on the following proposal:
3. Advisory vote on the frequency of future advisory votes on the compensation of ScanSource’s named executive officers.
☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

The Board of Directors recommends you vote FOR the following proposal:
4. Ratification of the appointment of Grant Thornton LLP as ScanSource’s independent auditors for the fiscal year ending June 30, 2023.
☐ FOR	☐ AGAINST	☐ ABSTAIN

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED JUNE 30, 2022.

PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE. THANK YOU.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date:                                                                                                                                               , 20

Signature

Signature (if held jointly)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.AALVote.com/SCSC Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.